Exhibit 99.1

Altria Group, Inc. and Subsidiaries
Consolidated Financial Statements as of
December 31, 2025 and 2024, and for Each of the
Three Years in the Period Ended December 31, 2025

Altria Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions of dollars)
________________________

at December 31,	2025	2024
Assets
Cash and cash equivalents	$4,474	$3,127
Receivables	263	177
Inventories:
Leaf tobacco	531	591
Other raw materials	245	190
Work in process	13	21
Finished product	281	278
	1,070	1,080
Other current assets	125	129
Total current assets	5,932	4,513

Property, plant and equipment, at cost:
Land and land improvements	125	124
Buildings and building equipment	1,574	1,552
Machinery and equipment	2,653	2,662
Construction in progress	320	199
	4,672	4,537
Less accumulated depreciation	2,962	2,920
	1,710	1,617

Goodwill	5,787	6,945
Other intangible assets, net	11,876	12,973
Investments in equity securities	8,617	8,195
Other assets	1,095	934
Total Assets	$35,017	$35,177

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Balance Sheets (Continued)
(in millions of dollars, except share and per share data)
____________________________________________

at December 31,	2025	2024
Liabilities
Current portion of long-term debt	$1,569	$1,527
Accounts payable	750	700
Accrued liabilities:
Marketing	928	688
Settlement charges	2,178	2,354
Other	1,947	1,780
Dividends payable	1,782	1,732
Total current liabilities	9,154	8,781

Long-term debt	24,140	23,399
Deferred income taxes	3,370	3,749
Accrued pension costs	122	136
Accrued postretirement health care costs	939	935
Other liabilities	744	365
Total liabilities	38,469	37,365
Contingencies (Note 18)
Stockholders’ Equity (Deficit)
Common stock, par value $0.33 1/3 per share (2,805,961,317 shares issued)	935	935
Additional paid-in capital	5,921	5,905
Earnings reinvested in the business	35,452	35,516
Accumulated other comprehensive losses	(2,627)	(2,400)
Cost of repurchased stock (1,131,643,020 shares at December 31, 2025 and 1,115,309,450 shares at December 31, 2024)	(43,183)	(42,194)
Total stockholders’ equity (deficit) attributable to Altria	(3,502)	(2,238)
Noncontrolling interest	50	50
Total stockholders’ equity (deficit)	(3,452)	(2,188)
Total Liabilities and Stockholders’ Equity (Deficit)	$35,017	$35,177

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Earnings
(in millions of dollars, except per share data)
____________________________________

for the years ended December 31,	2025	2024	2023
Net revenues	$23,279	$24,018	$24,483
Cost of sales	5,597	6,077	6,218
Excise taxes on products	3,140	3,574	3,981
Gross profit	14,542	14,367	14,284
Marketing, administration and research costs	2,507	2,737	2,737
Asset impairment and exit costs	978	389	—
Impairment of goodwill	1,158	—	—
Operating income	9,899	11,241	11,547
Interest and other debt expense, net	1,079	1,037	989
Net periodic benefit income, excluding service cost	(59)	(102)	(127)
(Income) losses from investments in equity securities	(510)	(652)	(243)
Gain on the sale of IQOS System commercialization rights	—	(2,700)	—
Earnings before income taxes	9,389	13,658	10,928
Provision for income taxes	2,442	2,394	2,798
Net earnings	$6,947	$11,264	$8,130
Per share data:
Basic and diluted earnings per share	$4.12	$6.54	$4.57

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Earnings
(in millions of dollars)
_______________________

for the years ended December 31,	2025	2024	2023
Net earnings	$6,947	$11,264	$8,130
Other comprehensive earnings (losses), net of deferred income taxes:
Benefit plans	(23)	101	(57)
ABI	(199)	177	174
Currency translation adjustments and other	(5)	(5)	(19)
Other comprehensive earnings (losses), net of deferred income taxes	(227)	273	98
Comprehensive earnings	$6,720	$11,537	$8,228

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in millions of dollars)
__________________

for the years ended December 31,	2025	2024	2023
Cash Provided by (Used in) Operating Activities
Net earnings	$6,947	$11,264	$8,130
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	266	286	272
Deferred income tax provision (benefit)	(316)	951	(230)
Unrecognized tax benefit (1)	303	(1,128)	1,111
Fair value adjustment for NJOY Transaction contingent payments, net of cash paid	25	—	—
(Income) losses from investments in equity securities	(510)	(652)	(243)
Gain on the sale of IQOS System commercialization rights	—	(2,700)	—
Dividends from ABI	208	139	163
Impairment of goodwill	1,158	—	—
Asset impairment and exit costs, net of cash paid	960	389	—
Cash effects of changes: (2)
Receivables	(86)	(106)	6
Inventories	(27)	102	(15)
Accounts payable	34	116	38
Income taxes	690	798	6
Accrued liabilities and other current assets	(359)	(550)	280
Accrued settlement charges	(176)	(209)	(362)
Pension plan contributions	(16)	(18)	(20)
Pension and postretirement, net	(78)	(107)	(136)
Other, net	267	178	287
Net cash provided by (used in) operating activities	9,290	8,753	9,287

Cash Provided by (Used in) Investing Activities
Capital expenditures	(216)	(142)	(196)
Proceeds from the ABI Transaction (3)	—	2,353	—
Proceeds from the sale of IQOS System commercialization rights	—	—	1,700
Acquisition of NJOY, net of cash acquired	—	—	(2,751)
Other, net	(125)	(36)	(36)
Net cash provided by (used in) investing activities	(341)	2,175	(1,283)
(1) Substantially all of the 2025 amount relates to unrecognized tax benefits from the change in the application of foreign attribution rules relevant to our investment in ABI. Substantially all of the 2024 and 2023 amounts relate to an unrecognized tax benefit from the ordinary loss for cash tax purposes with respect to a portion of our tax basis associated with our former investment in JUUL, partially offset by our estimated corporate alternative minimum tax credit carryforward. See Note 14. Income Taxes.
(2) 2023 amounts are net of the effects from the NJOY Transaction. See Note 3. Acquisition of NJOY.
(3) See Note 6. Investments in Equity Securities.

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Continued)
(in millions of dollars)
__________________

for the years ended December 31,	2025	2024	2023
Cash Provided by (Used in) Financing Activities
Proceeds from short-term borrowings	$—	$—	$2,000
Repayment of short-term borrowings	—	—	(2,000)
Long-term debt issued	1,992	—	998
Long-term debt repaid	(1,607)	(1,121)	(1,566)
Repurchases of common stock	(1,000)	(3,400)	(1,000)
Dividends paid on common stock	(6,960)	(6,845)	(6,779)
Other, net	(40)	(125)	(27)
Net cash provided by (used in) financing activities	(7,615)	(11,491)	(8,374)
Cash, cash equivalents and restricted cash:
Increase (decrease)	1,334	(563)	(370)
Balance at beginning of year	3,158	3,721	4,091
Balance at end of year	$4,492	$3,158	$3,721
Supplemental cash flow information:
Cash paid:
Interest	$1,114	$1,113	$1,116
Income taxes, net of refunds (1)	$1,695	$1,709	$1,874

The following table provides a reconciliation of cash, cash equivalents and restricted cash (2) to the amounts reported on our consolidated balance sheets:

at December 31,	2025	2024	2023
Cash and cash equivalents	$4,474	$3,127	$3,686
Restricted cash included in other current assets	7	8	5
Restricted cash included in other assets	11	23	30
Cash, cash equivalents and restricted cash	$4,492	$3,158	$3,721
(1) As discussed in Note 1. Background and Basis of Presentation, we adopted ASU No. 2023-09. As a result, 2024 and 2023 amounts are now presented net of refunds. Additionally, for the years ended December 31, 2025, 2024 and 2023, income taxes paid, net of refunds were reduced by the impact of transferable income tax credits. At December 31, 2025, 2024 and 2023, transferable income tax credits totaled $419 million, $445 million and $335 million, respectively, and are included in other accrued liabilities on our consolidated balance sheets.
(2) Restricted cash consisted of cash deposits collateralizing appeal bonds posted by PM USA to obtain stays of judgments pending appeals. See Note 18. Contingencies.

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity (Deficit)
(in millions of dollars, except per share data)
____________________________________

	Attributable to Altria
	Common Stock	Additional Paid-in Capital	Earnings Reinvested in the Business	Accumulated Other Comprehensive Losses	Cost of Repurchased Stock	Non- controlling Interest (1)	Total Stockholders’ Equity (Deficit)
Balances, December 31, 2022	$935	$5,887	$29,792	$(2,771)	$(37,816)	$50	$(3,923)
Net earnings	—	—	8,130	—	—	—	8,130
Other comprehensive earnings (losses), net of deferred income taxes	—	—	—	98	—	—	98
Stock award activity	—	19	—	—	22	—	41
Cash dividends declared ($3.84 per share)	—	—	(6,828)	—	—	—	(6,828)
Repurchases of common stock	—	—	—	—	(1,000)	—	(1,000)
Other	—	—	—	—	(8)	—	(8)
Balances, December 31, 2023	935	5,906	31,094	(2,673)	(38,802)	50	(3,490)
Net earnings	—	—	11,264	—	—	—	11,264
Other comprehensive earnings (losses), net of deferred income taxes	—	—	—	273	—	—	273
Stock award activity	—	17	—	—	24	—	41
Cash dividends declared ($4.00 per share)	—	—	(6,842)	—	—	—	(6,842)
Repurchases of common stock	—	(18)	—	—	(3,382)	—	(3,400)
Other	—	—	—	—	(34)	—	(34)
Balances, December 31, 2024	935	5,905	35,516	(2,400)	(42,194)	50	(2,188)
Net earnings	—	—	6,947	—	—	—	6,947
Other comprehensive earnings (losses), net of deferred income taxes	—	—	—	(227)	—	—	(227)
Stock award activity	—	16	—	—	20	—	36
Cash dividends declared ($4.16 per share)	—	—	(7,011)	—	—	—	(7,011)
Repurchases of common stock	—	—	—	—	(1,000)	—	(1,000)
Other	—	—	—	—	(9)	—	(9)
Balances, December 31, 2025	$935	$5,921	$35,452	$(2,627)	$(43,183)	$50	$(3,452)
(1) Represents the non-cash contribution made by JTIUH to Horizon. See Note 1. Background and Basis of Presentation.

See notes to consolidated financial statements.

Table of Contents
Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________

Note 1. Background and Basis of Presentation
When used in these notes, the terms “Altria,” “we,” “us” and “our” refer to either (i) Altria Group, Inc. and its consolidated subsidiaries or (ii) Altria Group, Inc. only and not its consolidated subsidiaries, as appropriate in the context.
▪Background: At December 31, 2025, our wholly owned subsidiaries included Philip Morris USA Inc. (“PM USA”), which is engaged in the manufacture and sale of cigarettes; John Middleton Co. (“Middleton”), which is engaged in the manufacture and sale of machine-made large cigars and is a wholly owned subsidiary of PM USA; UST LLC (“UST”), which, through its wholly owned subsidiary U.S. Smokeless Tobacco Company LLC (“USSTC”), is engaged in the manufacture and sale of moist smokeless tobacco (“MST”) products; Helix Innovations LLC (“Helix”) and its foreign affiliates (“Helix International”), which are engaged in the manufacture and sale of oral nicotine pouches; and NJOY, LLC (“NJOY”), which is engaged in the manufacture and sale of e-vapor products. We operate primarily within the United States and generate substantially all of our revenue from domestic customers. Other wholly owned subsidiaries included Altria Group Distribution Company (“AGDC”), which provides domestic sales and distribution services to our operating companies, and Altria Client Services LLC (“ALCS”), which provides various support services to our companies in areas such as legal, regulatory, research and product development, consumer engagement, finance, human resources and external affairs. Our access to the operating cash flows of our subsidiaries consists of cash received from the payment of dividends and distributions, and the payment of interest on intercompany loans. At December 31, 2025, our significant subsidiaries were not limited by contractual obligations in their ability to pay cash dividends or make other distributions with respect to their equity interests.
At December 31, 2025, we owned a 75% economic interest in Horizon Innovations LLC (“Horizon”), a joint venture with JTI (US) Holding, Inc. (“JTIUH”), a subsidiary of Japan Tobacco Inc., which owned the remaining 25% economic interest. Horizon is responsible for the U.S. marketing and commercialization of heated tobacco stick products owned by either party. At December 31, 2025, Horizon had no products in the U.S. marketplace.
At December 31, 2025, we had investments in Anheuser-Busch InBev SA/NV (“ABI”) and Cronos Group Inc. (“Cronos”). For further discussion of our investments, see Note 6. Investments in Equity Securities.
▪Basis of Presentation: Our consolidated financial statements include Altria, as well as our wholly owned and majority-owned subsidiaries. We account for our investments in equity securities in which we have the ability to exercise significant influence over the operating and financial policies of the investee, including ABI and Cronos, under the equity method of accounting using a one-quarter lag. All intercompany transactions and balances have been eliminated.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of our financial statements and the reported amounts of net revenues and expenses during the reporting periods. Significant estimates and assumptions include, among other things, pension and benefit plan assumptions, lives and valuation assumptions for goodwill and other intangible assets, investments in equity securities, marketing programs and income taxes. Actual results could differ from those estimates.
Certain immaterial prior year amounts have been reclassified to conform with the current year’s presentation.
In connection with the preparation of our annual financial statements for the year ended December 31, 2025, we adopted Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU No. 2023-09”). This guidance requires additional income tax disclosures, primarily related to the rate reconciliation and income taxes paid information, on an annual basis. We included expanded footnote disclosures, presented retrospectively, as a result of the adoption of ASU No. 2023-09 in Note 14. Income Taxes.

Note 2. Summary of Significant Accounting Policies
▪Cash and Cash Equivalents: Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less. We record cash equivalents at cost plus accrued interest, which approximates fair value.
▪Depreciation, Amortization and Impairment Testing: Property, plant and equipment are stated at historical costs and depreciated by the straight-line method over the estimated useful lives of the assets. We depreciate machinery and equipment over periods up to 20 years, and buildings and building improvements over periods up to 50 years. We amortize definite-lived intangible assets over their estimated useful lives.
We review long-lived assets, including definite-lived intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying value of the assets may not be fully recoverable. We perform undiscounted operating cash flow analyses to determine if an impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, we group assets and liabilities at the lowest level for which cash flows are separately identifiable. If we determine that an impairment exists, any related impairment loss is calculated based on fair value. We base impairment losses on assets to be disposed of, if any, on the estimated proceeds to be received, less costs of disposal. We also review the estimated remaining useful lives of long-lived assets whenever events or changes in business circumstances indicate the lives may have changed.
We conduct a required annual review of goodwill and indefinite-lived intangible assets for potential impairment as of October 1 of each year, and more frequently if an event occurs or circumstances change that would require us to perform an interim review. We have the option of first performing a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit or indefinite-lived intangible asset is less than its carrying amount as a basis for determining whether it is necessary to perform a quantitative impairment test. If necessary, we will perform a single step quantitative impairment test. Additionally, we have the option to unconditionally bypass the qualitative assessment and perform a single step quantitative assessment. If the carrying value of a reporting unit that includes goodwill exceeds its fair value, which is determined using discounted cash flows, goodwill is considered impaired. We measure the amount of impairment loss as the difference between the carrying value and the fair value of a reporting unit; however, the amount of the impairment loss is limited to the total amount of goodwill allocated to a reporting unit. If the carrying value of an indefinite-lived intangible asset exceeds its fair value, which is determined using discounted cash flows, we consider the intangible asset impaired and reduce the carrying value to fair value in the period identified.
▪Derivative Financial Instruments: We record derivative financial instruments at fair value on the consolidated balance sheets as either assets or liabilities. For derivative financial instruments designated as net investment hedges, we record changes in the fair value of the derivative or foreign currency transaction gains or losses on a nonderivative hedging instrument in accumulated other comprehensive earnings (losses) to offset the change in the value of the net investment being hedged. Such amounts remain in accumulated other comprehensive earnings (losses) until the complete or substantially complete liquidation of the underlying foreign operations occurs for investments in foreign entities accounted for under the equity method of accounting. We classify cash flows from hedging instruments in the same manner as the respective hedged item in the consolidated statements of cash flows.
To qualify for hedge accounting, the hedging relationship, both at inception of the hedge and on an ongoing basis, is expected to be highly effective at offsetting changes in the fair value of the hedged risk during the period that the hedge is designated. For qualified hedges of forecasted transactions, if it becomes probable that a forecasted transaction will not occur, we would no longer consider the hedge effective and would record all of the derivative gains and losses in the consolidated statement of earnings in the current period.
For financial instruments that are not designated as hedging instruments or do not qualify for hedge accounting, we record changes in fair value in the consolidated statement of earnings each period.
▪Employee Benefit Plans: We provide a range of benefits to certain employees and retired employees, including pension, postretirement health care and postemployment benefits. We record annual amounts relating to these plans based on calculations specified by GAAP, which include various actuarial assumptions as to discount rates, assumed rates of return on plan assets, mortality, compensation increases, turnover rates and health care cost trend rates.
We recognize the funded status of our defined benefit plans on the consolidated balance sheets. We record unrecognized gains and losses and prior service costs and credits in other comprehensive income (loss), net of deferred tax, and subsequently amortize these items into net periodic benefit cost (income) over future periods.
▪Fair Value Measurements: We measure certain assets and liabilities at fair value. Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. We use an established fair value hierarchy that uses three levels of inputs to measure fair value as follows:
Level 1Unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
▪Guarantees: We recognize a liability for the fair value of the obligation of qualifying guarantee activities. See Note 18. Contingencies - Guarantees and Other Similar Matters for a further discussion of guarantees.
▪Income Taxes: Significant judgment is required in determining income tax provisions and in evaluating tax positions.
We determine deferred tax assets and liabilities based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. We record a valuation allowance when we have determined that it is more likely than not that some portion or all of a deferred tax asset will not be realized. In assessing realizability, we consider the weight of all available positive and negative evidence, including the character of the assets and the possible sources of taxable income of the appropriate character within the applicable carryback and carryforward periods available under the tax law.

We recognize the financial statement benefit for uncertain income tax positions in our consolidated financial statements when we have determined that it is more likely than not, based on the technical merits, that the position will be sustained upon examination by taxing authorities. The recognized amount is the largest benefit that is more than 50% likely to be realized upon ultimate settlement. We do not recognize positions that do not meet this threshold in the financial statements. We included interest and penalties related to uncertain tax positions in the provision for income taxes in our consolidated statements of earnings. We disclose worldwide changes in unrecognized tax benefits, for the current year and prior years, within the same line in our income tax rate reconciliation.
▪Inventories: We use the last-in, first-out (“LIFO”) method to determine the cost of the majority of our inventories, with the remainder valued using the first-in, first-out (“FIFO”) and average cost methods. We state inventories under LIFO at the lower of cost or market, while we state inventories under FIFO and average cost at the lower of cost and net realizable value. It is a generally recognized industry practice to classify leaf tobacco inventories as a current asset although part of such inventories, because of the duration of the curing and aging process, ordinarily would not be used within one year. We determined the cost of approximately 76% and 77% of our inventories at December 31, 2025 and 2024, respectively, using the LIFO method. The recorded LIFO amounts of our inventories were approximately $0.7 billion lower than the current cost of our inventories at December 31, 2025 and 2024.
▪Investments in Equity Securities: Investments in equity securities in which we have the ability to exercise significant influence over the operating and financial policies of the investee are accounted for under the equity method of accounting or the fair value option. The election of the fair value option is irrevocable and is made on an investment by investment basis. We account for our investments in ABI and Cronos under the equity method of accounting. Our share of equity (income) losses and other adjustments associated with these investments are included in (income) losses from investments in equity securities in our consolidated statements of earnings. We report the carrying value for each of our investments in ABI and Cronos in investments in equity securities on our consolidated balance sheets. We report equity method investments accounted for under the equity method of accounting at cost and adjust these investments each period for our share of (income) losses and dividends paid, if any. We report our share of ABI’s and Cronos’s results using a one-quarter lag because results are not available in time for us to record them in the concurrent period. At the end of each reporting period, we review our investments accounted for under the equity method of accounting for impairment by comparing the fair value of each of our investments to their carrying value. If the carrying value of an investment exceeds its fair value and we determine that the loss in value is other than temporary, we consider the investment impaired, reduce its carrying value to its fair value and record the impairment in our consolidated statements of earnings in the period identified. We use certain factors to make this determination including (i) the duration and magnitude of the fair value decline, (ii) the financial condition and near-term prospects of the investee and (iii) our intent and ability to hold our investment until recovery to its carrying value.
▪Litigation Contingencies and Costs: We record provisions in our consolidated financial statements for pending litigation when we determine that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. We expense litigation defense costs as incurred and include these costs in marketing, administration and research costs in our consolidated statements of earnings. See Note 18. Contingencies.
▪Marketing Costs: We promote our products with consumer incentives, trade promotions and consumer engagement programs. These consumer incentive and trade promotion activities, which include discounts, coupons, rebates, in-store display incentives and volume-based incentives, do not create a distinct deliverable and are, therefore, recorded as a reduction of revenues. We expense payments to third parties for consumer engagement programs, which include event marketing, as incurred, and include such expenses in marketing, administration and research costs in our consolidated statements of earnings. For interim reporting purposes, we charge consumer engagement programs and certain consumer incentive expenses as part of results of operations as a percentage of sales, based on estimated sales and related expenses for the full year.
▪Revenue Recognition: We generate substantially all of our revenue from sales contracts with customers. As presented in Note 15. Segment Reporting, we disaggregate net revenues based on product type. While we enter into separate sales contracts with each customer for each product type, all sales contracts have a similar structure and create an obligation to transfer product to the customer. Our businesses satisfy all performance obligations within one year; therefore, we expense costs to obtain contracts as incurred and do not disclose unsatisfied performance obligations. There is no financing component because our businesses expect, at contract inception, that the period between when our businesses transfer product to the customer and when the customer pays for that product will be one year or less.
We define net revenues as revenues, which include excise taxes and shipping and handling charges billed to customers, net of cash discounts for prompt payment, sales returns (also referred to as returned goods) and sales incentives. We exclude from the transaction price sales taxes and value-added taxes imposed at the time of sale.
Substantially all cash discounts in contracts with our customers are based on a percentage of the list price according to agreed-upon payment terms. We record receivables net of the cash discounts on our consolidated balance sheets. At December 31, 2025, 2024 and 2023, receivables were $263 million, $177 million and $71 million, respectively.
We recognize revenues from sales contracts with customers when control of such product is obtained by the customer, which primarily occurs upon shipment of goods. We determine that a customer obtains control of the product upon shipment when title of such product and risk of loss transfers to the customer. We account for shipping and handling costs as fulfillment costs and such amounts are classified as part of cost of sales in our consolidated statements of earnings.
We record sales incentives, which consist of consumer incentives and trade promotion activities, as a reduction to revenues (a portion of which is based on amounts estimated as being due to wholesalers, retailers and consumers at the end of a period) based principally on historical volume, utilization and redemption rates. Actual payments will differ from estimated payments to the extent actual results differ from estimated assumptions. We reflect differences between actual and estimated payments in the period in which actual payments become known. We include expected payments for sales incentives in accrued marketing liabilities on our consolidated balance sheets.
Sales incentives include variable payments related to goods sold by our businesses. We include estimates of variable consideration as a reduction to revenues upon shipment of goods to customers. The sales incentives that require significant estimates and judgments are as follows:
▪Price promotion payments - We make price promotion payments, substantially all of which are made to retailers to incent the promotion of certain product offerings in select geographic areas.
▪Wholesale and retail participation payments - We make payments to wholesale customers and retailers to incent merchandising and sharing of sales data in accordance with our trade agreements.
We record an allowance for returned goods, which we include in other accrued liabilities on our consolidated balance sheets. We record estimated sales returns, which are based principally on historical volume and return rates, as a reduction to revenues. Actual sales returns will differ from estimated sales returns to the extent actual results differ from estimated assumptions. We reflect differences between actual and estimated sales returns in the period in which the actual amounts become known. These differences, if any, have not had a material impact on our consolidated financial statements.
Payment terms vary depending on product type. PM USA primarily receives payments in advance of a customer obtaining control of the product. USSTC and Helix receive primarily all payments within one business day of a customer obtaining control of the product. When we receive cash in advance of product shipment, our businesses typically satisfy their performance obligations within three days of receiving payment. We consider payments received in advance of product shipment as deferred revenue, which we include in other current liabilities on our consolidated balance sheets until revenue is recognized. At December 31, 2025, 2024 and 2023, deferred revenue was $231 million, $215 million and $258 million, respectively. At December 31, 2025, 2024 and 2023, there were no differences between amounts recorded as deferred revenue from contracts with customers and amounts subsequently recognized as revenue.
▪Supplier Financing: We facilitate a voluntary supplier financing program through a third-party intermediary under which participating suppliers may elect to sell receivables due from us to a third-party financial institution at the sole discretion of both suppliers and the financial institutions. Our payments are made on the terms originally negotiated with the supplier, up to 120 days, and we have no economic interest in a supplier’s sale of a receivable. Under our agreement with the third-party intermediary, ALCS is obligated to pay either the participating financial institutions or suppliers when payment is due, unless it has been satisfied by the applicable ALCS affiliate. Altria guarantees ALCS’s obligations under this arrangement.
We recorded all outstanding balances under the supplier financing program in accounts payable on our consolidated balance sheets, and we included the associated payments in operating activities within our consolidated statements of cash flows.
A reconciliation of the beginning and ending confirmed outstanding obligations was as follows:

	For the Years Ended December 31,
(in millions)	2025	2024
Confirmed outstanding obligations at January 1	$128	$119
Invoices confirmed during the year	695	563
Confirmed invoices paid during the year	(664)	(554)
Confirmed outstanding obligations at December 31	$159	$128

▪New Accounting Guidance Not Yet Adopted: The following table provides a description of issued accounting guidance applicable to, but not yet adopted by, us:

Standards	Description	Effective Date for Public Entity	Effect on Financial Statements
ASU Nos. 2024-03 and 2025-01 Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses	The guidance will require additional disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosures about selling expenses.	The guidance is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027.	We are in the process of evaluating the impact of this guidance on our disclosures.
ASU No. 2025-05 Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets	The guidance provides a practical expedient for the calculation of current expected credit losses on current accounts receivable and current contract assets that assumes that current conditions as of the balance sheet date do not change for the remaining life of the asset.	The guidance is effective for fiscal years beginning after December 15, 2025, and interim periods within those fiscal years.	We do not expect our adoption of this guidance will have a material impact on our consolidated financial statements and related disclosures.
ASU No. 2025-06 Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software	The guidance replaces the current framework that is based on software development project stages with updated criteria, focused on management’s authorization and the probability of project completion, to determine the timing for cost capitalization.	The guidance is effective for fiscal years beginning after December 15, 2027, and interim periods within those fiscal years.	We are in the process of evaluating the impact of this guidance on our consolidated financial statements and related disclosures.
ASU No. 2025-07 Derivatives and Hedging (Topic 815) and Revenue from Contracts with Customers (Topic 606): Derivatives Scope Refinements and Scope Clarification for Share-Based Noncash Consideration from a Customer in a Revenue Contract
	The guidance refines the scope of Topic 815 by excluding from derivative accounting non-exchange trading contracts that have underlyings based on operations or activities specific to one of the parties to the contract with certain exceptions and clarifies the applicability of Topic 606 to share-based noncash consideration received from a customer in exchange for goods or services.	The guidance is effective for fiscal years beginning after December 15, 2026, and interim periods within those fiscal years.	We are in the process of evaluating the impact of this guidance on our consolidated financial statements and related disclosures.
ASU No. 2025-09 Derivatives and Hedging (Topic 815): Hedge Accounting Improvements	The guidance includes expanding eligibility for cash flow hedges of groups of forecasted transactions, introducing a model for hedging forecasted interest payments on “choose-your-rate” debt instruments, permitting designation of variable price components in forecasted purchases or sales of nonfinancial assets and clarifying guidance for net investment hedges and dual hedge strategies.	The guidance is effective for fiscal years beginning after December 15, 2026, and interim periods within those fiscal years.	We are in the process of evaluating the impact of this guidance on our consolidated financial statements and related disclosures.
ASU No. 2025-11 Interim Reporting (Topic 270): Narrow-Scope Improvements	The guidance clarifies interim disclosure requirements, provides a comprehensive list of disclosures required by GAAP and includes a disclosure principle for events since the last annual reporting period to enhance consistency in interim reporting.	The guidance is effective for interim reporting periods within annual reporting periods beginning after December 15, 2027.	We are in the process of evaluating the impact of this guidance on our interim condensed consolidated financial statements and related disclosures.
ASU No. 2025-12 Codification Improvements	The guidance provides changes that clarify, correct errors or make minor improvements to GAAP.	The guidance is effective for fiscal years beginning after December 15, 2026, and interim periods within those fiscal years.	We are in the process of evaluating the impact of this guidance on our consolidated financial statements and related disclosures.

Note 3. Acquisition of NJOY
In June 2023, we acquired NJOY Holdings (“NJOY Transaction”), which provided us with full global ownership of NJOY’s e-vapor product portfolio, including NJOY ACE. The total consideration for the NJOY Transaction of approximately $2.9 billion consisted of approximately $2.75 billion in cash payments (net of cash acquired) plus the fair value of up to $500 million in additional contingent payments. The fair value of these contingent payments on the acquisition date was approximately $130 million, which was included in the total consideration. For additional information on contingent payments, see Note 7. Financial Instruments. We funded the initial NJOY Transaction cash payments at closing through a combination of borrowings under a $2.0 billion term loan facility, the issuance of commercial paper and available cash. In July 2023, we repaid the term loan facility in full, at which time the term loan facility terminated in accordance with its terms.

We accounted for the NJOY Transaction as a business combination. The final purchase price allocation to the assets acquired and liabilities assumed in the NJOY Transaction as of the acquisition date was as follows:

(in millions)	Final Purchase Price Allocation
Cash and cash equivalents	$22
Receivables	7
Inventories	19
Other assets	7
Property, plant and equipment	16
Other intangible assets:
Developed technology (amortizable)	1,000
Trademarks (amortizable)	190
Accounts payable	(7)
Accrued liabilities	(20)
Deferred income taxes	(101)
Total identifiable net assets	1,133
Total consideration	2,901
Goodwill	$1,768
The excess of the total consideration over the identifiable net assets acquired in the NJOY Transaction primarily reflected the value of future growth opportunities in the e-vapor category. None of the goodwill or other intangible assets is deductible for tax purposes.
The significant assumptions used in determining the fair values of the identifiable intangible assets included volume growth rates, operating margins, the assessment of acquired technology life cycles and discount rates. We determined the fair values of the identifiable intangible assets using an income approach. The fair value measurements were primarily based on significant inputs that are not observable in the market, such as discounted cash flow analyses, and thus were classified in Level 3 of the fair value hierarchy. As of the acquisition date, the estimated weighted-average useful life of these intangible assets was approximately 18 years.

Note 4. Goodwill and Other Intangible Assets, net
Goodwill and other intangible assets, net, were as follows at December 31:

	2025		2024
(in millions)	Goodwill	Other Intangible Assets, net	Goodwill	Other Intangible Assets, net
Smokeable products segment	$99	$2,909	$99	$2,936
Oral tobacco products segment	5,078	8,646	5,078	8,679
E-vapor products segment (1)	610	74	1,768	1,099
Other	—	247	—	259
Total	$5,787	$11,876	$6,945	$12,973
(1) Comprised primarily of e-vapor reporting unit goodwill and definite-lived intangible assets related to the NJOY Transaction. See Note 3. Acquisition of NJOY and Note 15. Segment Reporting.
Other intangible assets consisted of the following at December 31:

	2025		2024
(in millions)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Indefinite-lived intangible assets	$11,089	$—	$11,089	$—
Definite-lived intangible assets	1,656	869	2,621	737
Total other intangible assets	$12,745	$869	$13,710	$737
At December 31, 2025, substantially all of our indefinite-lived intangible assets consisted of (i) MST trademarks of $8.5 billion, which consists of Copenhagen, Skoal and other MST trademarks of $4.0 billion, $3.6 billion and $0.9 billion, respectively, from our 2009 acquisition of UST, and (ii) cigar trademarks of $2.6 billion from our 2007 acquisition of Middleton. Definite-lived intangible assets, which consist primarily of intellectual property, certain cigarette trademarks and customer relationships, are amortized over a weighted-average period of approximately 19 years. Pre-tax amortization expense for definite-lived intangible assets during the years ended December 31, 2025, 2024 and 2023 was $132 million, $139 million and $128 million, respectively. We estimate our annual amortization expense for each of the next five years to be approximately $90 million or less, which includes the impact of an impairment of the e-vapor definite-lived intangible assets discussed below, assuming no additional transactions occur that require the amortization of intangible assets.
In April 2024, we assigned the exclusive U.S. commercialization rights to the IQOS Tobacco Heating System (“IQOS System”) to Philip Morris International Inc. (“PMI”) pursuant to the terms of a purchase agreement entered into with PMI in October 2022 (“IQOS Transaction”). In exchange for the assignment of the U.S. commercialization rights to the IQOS System, we received total cash payments of approximately $2.8 billion ($1.0 billion in 2022 and $1.8 billion, including interest, in 2023), $2.7 billion of which was classified as a deferred gain on our consolidated balance sheet at December 31, 2023. Upon the assignment of the U.S. commercialization rights to the IQOS System, we recorded a pre-tax gain of $2.7 billion for the year ended December 31, 2024 in our consolidated statement of earnings.
The changes in goodwill and net carrying amount of intangible assets were as follows:

	2025		2024
(in millions)	Goodwill	Other Intangible Assets, net	Goodwill	Other Intangible Assets, net
Balance at January 1	$6,945	$12,973	$6,791	$13,686
Changes due to:
Acquisitions (1)	—	5	154	(220)
Impairments (2)	(1,158)	(970)	—	(354)
Amortization	—	(132)	—	(139)
Balance at December 31	$5,787	$11,876	$6,945	$12,973
(1) The 2024 amounts represent the measurement period adjustments related to the NJOY Transaction.
(2) The 2025 amounts represent non-cash impairments of our e-vapor reporting unit goodwill and a non-cash, pre-tax impairment of our e-vapor definite-lived intangible assets. The 2024 amount represents a non-cash, pre-tax impairment of the Skoal trademark.
We performed our annual impairment test of goodwill and indefinite-lived intangible assets as of October 1, 2025, inclusive of the e-vapor reporting unit goodwill and the Skoal trademark. The impairment test resulted in a non-cash goodwill impairment charge of $285 million for the e-vapor reporting unit in the fourth quarter of 2025 (see E-vapor Reporting Unit Goodwill & Definite-Lived Intangible Assets Impairments (2025) below). The estimated fair value of the Skoal trademark exceeded its carrying value by approximately 7% ($0.3 billion). A hypothetical 1% increase in the discount rate used to estimate the fair value of the Skoal trademark would have resulted in an impairment charge of approximately $90 million in 2025. See Skoal Trademark Impairment (2024) below for details on the Skoal trademark impairment recorded in the second quarter of 2024.
During 2024 and 2023, our annual impairment test of goodwill and indefinite-lived intangible assets resulted in no impairment charges.
At December 31, 2025, accumulated impairment losses related to goodwill were $1,158 million, all related to the e-vapor reporting unit in the e-vapor products segment, as discussed below. There were no accumulated goodwill impairment losses at December 31, 2024.
We use an income approach to estimate the fair values of our reporting units and trademarks, discounting expected future cash flows at a rate of return reflecting the risk-free rate for the use of those funds, the expected rate of inflation and risks associated with realizing expected future cash flows. The discounted cash flows may include multiple scenarios that consider a range of potential outcomes in projected cash flows.
In determining the estimated fair values of our reporting units and indefinite-lived intangible assets in 2025, 2024 and 2023, we made various judgments, estimates and assumptions, the most significant of which were volume, price, revenue, income, operating margins, perpetual growth rates, discount rates and scenario weightings, as applicable. All significant inputs are classified as Level 3 in the fair value hierarchy.
E-vapor Reporting Unit Goodwill & Definite-Lived Intangible Assets Impairments (2025)
At December 31, 2024, the carrying value of the e-vapor reporting unit definite-lived intangible assets was $1,099 million, and the e-vapor reporting unit goodwill was $1,768 million. The estimated fair value of the e-vapor reporting unit goodwill exceeded its carrying value by approximately 28% ($0.3 billion). As further discussed in Note 18. Contingencies, Altria and certain of our affiliates, including NJOY, are defendants in lawsuits alleging patent infringement based on the sale of NJOY ACE in the United States. In January 2025, the U.S. International Trade Commission (“ITC”) issued an exclusion order and cease-and-desist orders prohibiting the importation and sale of NJOY ACE in the United States, which became effective on March 31, 2025. As a result, in connection with the preparation of our financial statements for the period ended March 31, 2025, we concluded a triggering event had occurred and performed an interim impairment assessment. As a result, we recorded a non-cash goodwill impairment of $873 million during the first quarter of 2025, which is recognized in our consolidated statement of earnings for the year ended December 31, 2025. This impairment was due primarily to (i) lower projected volume and revenue due to NJOY ACE’s removal from the U.S. market and (ii) higher projected costs associated with the commercialization of NJOY’s future e-vapor product portfolio, resulting in lower projected operating margins. As of March 31, 2025, after recording the impairment, the carrying value of goodwill within the e-vapor reporting unit was $895 million.
As a result of the ITC orders, in connection with the preparation of our financial statements for the period ended March 31, 2025, we also reviewed the definite-lived intangible assets in the e-vapor reporting unit for impairment and concluded the carrying value was recoverable and no impairment existed.
During the fourth quarter of 2025, in connection with the preparation of our financial statements for the year ended December 31, 2025, we evaluated the current enforcement environment against illicit flavored disposable e-vapor products and deemed any effective enforcement would likely occur gradually over a longer period of time, and as a primary consequence we determined that the long-lived assets in the e-vapor reporting unit may not be fully recoverable. As a result, we first performed a recoverability test of the e-vapor definite-lived intangible assets. We determined that the asset group was not recoverable because the estimated undiscounted cash flows, including an assumed terminal‑year EBITDA multiple, were less than its carrying value. Second, we measured the impairment loss by comparing the carrying value of the definite-lived intangible assets, consisting of developed technology and trademarks, to their estimated fair values. These fair values were determined using an income approach, specifically the relief from royalty method, which estimates the value of an intangible asset by calculating the present value of the hypothetical royalty payments a company avoids by owning the asset rather than licensing it from a third party. In performing this analysis, we made various judgments, estimates and assumptions, the most significant of which were volume, price, revenue, income, operating margins, scenario weightings, discount rates, royalty rates, obsolescence rates and economic lives. As a result, we recorded a non-cash, pre-tax impairment of these assets of $970 million, which we recorded in our consolidated statement of earnings for the year ended December 31, 2025. Following the impairment charges of the e-vapor definite-lived intangible assets recognized, the carrying value of these assets as of December 31, 2025, totaled $60 million, which approximated fair value.
Following the impairment of these e-vapor definite-lived intangible assets, we performed our annual impairment test of goodwill, utilizing the revised carrying amount of the e-vapor reporting unit after reflecting the e-vapor definite-lived intangible assets impairment charges. Our test indicated that the estimated fair value of the e-vapor reporting unit was below its carrying value, resulting in a non-cash goodwill impairment of $285 million, which we recorded in our consolidated statement of earnings for the year ended December 31, 2025. The impairments of the e-vapor definite-lived intangible assets and the e-vapor reporting unit goodwill were due primarily to lower projected volume and revenue as a result of the impact of estimates regarding protracted ineffective enforcement against illicit flavored disposable e-vapor products. After this e-vapor goodwill impairment charge, the carrying value of e-vapor goodwill as of December 31, 2025 was $610 million. In addition, the carrying value of the e-vapor reporting unit’s net assets (including the effect of intercompany debt), which was negative, approximated its estimated fair value.
As a result of the goodwill impairments recognized in the first and the fourth quarters of 2025, the total non-cash goodwill impairment recognized in our consolidated statement of earnings for the year ended December 31, 2025, was $1,158 million.
At December 31, 2025 and March 31, 2025, we used an income approach to estimate the fair value of the e-vapor reporting unit. Due to the uncertainties discussed below, our cash flows were based on a range of scenarios that consider certain potential regulatory and market outcomes, including the projected impact of enforcement on illicit flavored disposable e-vapor products. In performing the discounted cash flow analyses, we made various judgments, estimates and assumptions, the most significant of which were volume, price, revenue, income, operating margins, scenario weightings, perpetual growth rate and discount rates. The discount rates used in performing the valuations ranged from 9.5% to 13.5% and 12.0% to 15.0% at October 1, 2025 and March 31, 2025, respectively.
Additionally, in determining these significant assumptions, we made judgments regarding our expectations for the future state of the e-vapor category and NJOY’s business, including the (i) timing and extent of effective enforcement against illicit flavored disposable e-vapor products; (ii) timing and likelihood of regulatory authorizations of e-vapor products, including of NJOY’s products; (iii) timing of the commercialization of NJOY e-vapor products in the United States; (iv) long-term growth of the e-vapor category; and (v) conversion rates of illicit flavored disposable e-vapor consumers to lawful e-vapor products and, specifically, NJOY’s e-vapor products. Fair value calculations are sensitive to changes in these estimates and assumptions, some of which relate to broader macroeconomic conditions and governmental actions outside of our control.
Although our discounted cash flow analyses are based on assumptions that we consider reasonable using the best available information as of December 31, 2025, we used significant judgment in determining future cash flows. In addition to the judgments discussed above, the following factors also have the potential to impact our assumptions and, therefore, our impairment conclusions: general macroeconomic conditions; governmental actions, including U.S. Food and Drug Administration (“FDA”) regulatory actions and inaction; changes in the e-vapor category growth (decline) rates as a result of changing adult tobacco consumer preferences; success of planned new product expansions; competitive activity; unfavorable outcomes with respect to litigation proceedings, including actions brought against us alleging patent infringement; and income and excise taxes.

If the assumptions or judgments regarding the expectations for the future state of the e-vapor category and NJOY’s business discussed above fail to materialize as anticipated, if we experience unfavorable outcomes with respect to litigation proceedings (including actions alleging patent infringement), or if the discount rate used to estimate the fair value increases, we could have additional non-cash impairments of our e-vapor reporting unit goodwill in future periods, which could be material. Based on our 2025 annual impairment test, a hypothetical 1% increase in the discount rate used to estimate the fair value of the e-vapor reporting unit would have resulted in an additional goodwill impairment charge of approximately $150 million during 2025.
Skoal Trademark Impairment (2024)
In connection with the preparation of our financial statements for the period ended June 30, 2024, we evaluated the accelerated growth of innovative tobacco products, including oral nicotine pouches, and the related increase in competitive activity among tobacco categories, which have contributed to reductions in sales volumes for MST products, including Skoal. We concluded that the expected impact from the sales volume declines on the Skoal trademark represented a triggering event, and as a result of this conclusion, we performed an interim impairment assessment as of June 30, 2024. As a result of (i) lower projected revenue and income due to lower volume assumptions, (ii) a decrease in the perpetual growth rate to 0% (1% at October 1, 2023 valuation) and (iii) an increase in the discount rate to 11.5% (11.0% at October 1, 2023 valuation), we determined the estimated fair value of our Skoal trademark was below its carrying value and recorded a non-cash, pre-tax impairment of $354 million during the second quarter of 2024, which was recorded in our consolidated statements of earnings for the year ended December 31, 2024. Our carrying and estimated fair values of the Skoal trademark at June 30, 2024 were $3.6 billion, after recording the impairment.

Note 5. Exit and Implementation Costs
Pre-tax exit and implementation costs consisted of the following for the years ended December 31:

	Exit Costs		Implementation Costs (1)		Total
(in millions)	2025	2024	2025	2024	2025	2024
Smokeable products segment	$7	$31	$42	$29	$49	$60
Oral tobacco products segment	1	4	6	4	7	8
Total	$8	$35	$48	$33	$56	$68
(1) Recorded in marketing, administration and research costs in our consolidated statements of earnings.
There were no exit or implementation costs for the year ended December 31, 2023.
In October 2024, we announced a multi-phase Optimize & Accelerate initiative (“Initiative”) designed to modernize our ways of working, which would enable us to increase our organization’s speed, efficiency and effectiveness by centralizing work, outsourcing certain transactional tasks and streamlining, automating and standardizing processes.
During the fourth quarter of 2025, we updated the estimated total pre-tax charges to approximately $175 million from the previous estimate of approximately $125 million as a result of finalizing the plans for all phases of the Initiative. As of December 31, 2025, total pre-tax charges since the inception of the Initiative were $124 million, consisting of employee separation cost of $43 million and implementation costs of $81 million. We expect to record the majority of the remaining charges by the end of 2027. All of these charges result in cash expenditures and consist of severance payments associated with employee separations, implementation costs for new technology and business advisory services and other costs. We record employee separation costs when probable and reasonably estimable. As of December 31, 2025, total cash payments since the inception of the Initiative were $90 million, consisting of $18 million for exit costs and $72 million for implementation costs.
A summary of the charges and cash paid for exit and implementation costs related to the Initiative is as follows:

(in millions)	Exit Costs		Implementation Costs	Total
Balances at December 31, 2023	$—		$—	$—
Charges	35		33	68
Cash paid	—		(11)	(11)
Balances at December 31, 2024	35		22	57
Charges	8		48	56
Cash paid	(18)		(61)	(79)
Balances at December 31, 2025	$25	(1)	$9	$34
(1) Restructuring liabilities, all of which were severance liabilities.

Note 6. Investments in Equity Securities
The carrying amount of our investments consisted of the following at December 31:

(in millions)	2025	2024
ABI	$8,303	$7,880
Cronos	314	315
Total	$8,617	$8,195
(Income) losses from our current and former investments in equity securities consisted of the following:

	For the Years Ended December 31,
(in millions)	2025	2024		2023
ABI (1)	$(498)	$(673)	(2)	$(539)
Cronos (1)	(12)	21		46
(Income) losses from investments under equity method of accounting	(510)	(652)		(493)
JUUL	—	—		250	(3)
(Income) losses from investments in equity securities	$(510)	$(652)		$(243)
(1) Includes our share of amounts recorded by our investees and additional adjustments, if required, related to (i) the conversion from international financial reporting standards to GAAP and (ii) adjustments to our investments required under the equity method of accounting.
(2) Includes $165 million of the total pre-tax gain on the ABI Transaction discussed below.
(3) Represents a non-cash, pre-tax loss on the disposition of our JUUL equity securities discussed below.
Investees’ summarized financial data for our equity method investments that we report using a one-quarter lag was as follows:

	For the Twelve Months Ended September 30,
	2025		2024		2023
(in millions)	ABI	Cronos	ABI	Cronos	ABI	Cronos
Net revenues	$58,986	$132	$60,103	$111	$59,841	$87
Gross profit	$32,841	$57	$32,974	$17	$32,371	$9
Earnings (losses) from continuing operations	$8,134	$42	$8,108	$(48)	$7,956	$(105)
Net earnings (losses)	$8,134	$42	$8,108	$(49)	$7,956	$(108)
Net earnings (losses) attributable to equity investments	$6,411	$36	$6,501	$(47)	$6,284	$(108)

	At September 30,
	2025		2024
(in millions)	ABI	Cronos	ABI	Cronos
Current assets	$23,034	$922	$22,525	$959
Long-term assets	$187,082	$256	$185,318	$225
Current liabilities	$35,025	$41	$31,182	$40
Long-term liabilities	$86,915	$5	$92,377	$13
Noncontrolling interests	$10,675	$50	$10,831	$50
Investment in ABI
At December 31, 2025, we had an approximate 8.2% ownership interest in ABI, consisting of approximately 125 million restricted shares of ABI (“Restricted Shares”) and approximately 34 million ordinary shares of ABI. Our Restricted Shares:
▪are unlisted and not admitted to trading on any stock exchange;
▪are convertible by us into ordinary shares of ABI on a one-for-one basis;
▪rank equally with ordinary shares of ABI with regards to dividends and voting rights; and
▪have director nomination rights with respect to ABI.

We account for our investment in ABI under the equity method of accounting because we have active representation on ABI’s board of directors and certain ABI board committees. Through this representation, we believe we have the ability to exercise significant influence over the operating and financial policies of ABI and participate in ABI’s policy making processes.
We report our share of ABI’s results using a one-quarter lag because ABI’s results are not available in time for us to record them in the concurrent period.
The fair value of our investment in ABI is based on (i) unadjusted quoted prices in active markets for ABI’s ordinary shares and is classified in Level 1 of the fair value hierarchy and (ii) observable inputs other than Level 1 prices, such as quoted prices for similar assets for the Restricted Shares and is classified in Level 2 of the fair value hierarchy. Because we can convert our Restricted Shares into ordinary shares at our discretion, the fair value of each Restricted Share is based on the value of an ordinary share.
At December 31, 2025, the fair value of our investment in ABI was $10.3 billion, which exceeded its carrying value of $8.3 billion by approximately 24%. At December 31, 2024, the fair value of our investment in ABI approximated its carrying value of $7.9 billion.
At December 31, 2025, the carrying value of our investment in ABI exceeded our share of ABI’s net assets attributable to equity holders of ABI as of September 30, 2025 by approximately $2.0 billion. Substantially all of this difference is comprised of goodwill and other indefinite-lived intangible assets (consisting primarily of trademarks).
2024 ABI Transaction
In the first quarter of 2024, we converted 60 million of our Restricted Shares into ordinary shares of ABI and completed the sale of a portion of our investment in ABI (“ABI Transaction”), which consisted of the following:
▪We sold 35 million of our ABI ordinary shares in a global secondary offering for gross proceeds of approximately $2.2 billion.
▪We sold $200 million of our ABI ordinary shares (approximately 3.3 million ordinary shares) to ABI in a private transaction.
As a result of the ABI Transaction, in the first quarter of 2024, we received pre-tax cash proceeds totaling approximately $2.4 billion and incurred transaction costs of approximately $62 million. In conjunction with the ABI Transaction, we entered into accelerated share repurchase (“ASR”) transactions under two separate agreements with bank counterparties (collectively, “ASR Agreements”) to repurchase shares of our common stock. For further discussion of the ASR Agreements, see Note 10. Capital Stock.
As a result of the ABI Transaction, we recorded the following pre-tax amounts in our consolidated statement of earnings:

(in millions)	For the Year Ended December 31, 2024
Gain on partial sale of our investment	$165
Transaction costs	(62)
Total pre-tax gain on ABI Transaction	$103
▪The pre-tax gain on the partial sale of our investment was recorded in (income) losses from investments in equity securities and includes a $408 million gain representing the excess of the selling price of the ABI shares sold over the carrying value of those shares, partially offset by a $243 million reclassification of the proportionate share of our pre-tax accumulated other comprehensive losses directly attributable to ABI and our designated net investment hedges related to our investment in ABI (see Note 7. Financial Instruments and Note 13. Other Comprehensive Earnings/Losses).
▪The pre-tax transaction costs were approximately $62 million ($59 million in marketing, administration and research costs and $3 million in interest and other debt expense, net), substantially all of which were underwriter fees.
In addition, in conjunction with the ABI Transaction, we recorded an income tax benefit from the partial release of a valuation allowance of approximately $94 million in provision for income taxes in our consolidated statement of earnings for the year ended December 31, 2024. Subsequently, for the year ended December 31, 2025, we recorded an additional $77 million increase to this valuation allowance. For further discussion of the valuation allowance, see Note 14. Income Taxes.
Investment in Cronos
At December 31, 2025, we had an approximate 41.0% ownership interest in Cronos, consisting of approximately 157 million shares, which we account for under the equity method of accounting. We report our share of Cronos’s results using a one-quarter lag because Cronos’s results are not available in time for us to record them in the concurrent period.
The fair value of our investment in Cronos is based on unadjusted quoted prices in active markets for Cronos’s common shares and is classified in Level 1 of the fair value hierarchy.
At December 31, 2025, the fair value of our investment in Cronos exceeded its carrying value by $97 million, or approximately 31%. At December 31, 2024, the fair value of our investment in Cronos approximated its carrying value of $315 million.

Former Investment in JUUL Labs, Inc. (“JUUL”)
As of December 31, 2022, we had an investment in JUUL of $250 million, representing a 35% economic interest in JUUL. We accounted for this investment as an investment in an equity security as we determined that we had no ability to exercise significant influence over the operating and financial policies of JUUL as a result of our loss of certain rights due to our exercise of our option to be released from our JUUL non-competition obligations in the third quarter of 2022. Our consolidated statements of earnings included any changes in the estimated fair value of our former investment, which were calculated quarterly. We used an income approach to estimate the fair value of our former investment in JUUL. The income approach reflected the discounting of future cash flows for the U.S. and international markets at a rate of return that incorporated the risk-free rate for the use of those funds, the expected rate of inflation and the risks associated with realizing future cash flows.
In March 2023, we entered into a stock purchase agreement with JUUL (“Stock Transfer Agreement”) pursuant to which we transferred to JUUL all of our beneficially owned JUUL equity securities and, in exchange, received a non-exclusive, irrevocable global license to certain of JUUL’s heated tobacco intellectual property (“JUUL Heated Tobacco IP”). For the year ended December 31, 2023, we recorded a non-cash, pre-tax loss on the disposition of our JUUL equity securities of $250 million as a result of entering into the Stock Transfer Agreement. Additionally, we considered specific facts and circumstances around the nature of the JUUL Heated Tobacco IP and determined that the fair value of such intellectual property was not material to our consolidated financial statements as of the date of the transaction. As a result, we did not record an asset associated with this intellectual property on our consolidated balance sheet. The primary drivers of this conclusion were (i) our rights to the JUUL Heated Tobacco IP being non-exclusive, (ii) there being no product or technology transferred to us associated with the JUUL Heated Tobacco IP and (iii) there being no connection between the JUUL Heated Tobacco IP and our current product development plans.

Note 7. Financial Instruments
We enter into derivative financial instruments to mitigate the potential impact of certain market risks, including foreign currency exchange rate risk. We use various types of derivative financial instruments, including forward contracts, options and swaps. We do not enter into or hold derivative financial instruments for trading or speculative purposes.
Our investment in ABI, whose functional currency is the Euro, exposes us to foreign currency exchange risk on the carrying value of our investment. To manage this risk, we may designate Euro denominated unsecured long-term notes (“foreign currency denominated debt”) and certain foreign exchange contracts, including cross-currency swap contracts and forward contracts (collectively, “foreign currency contracts”), as net investment hedges of our investment in ABI. At December 31, 2025 and 2024, we had no outstanding foreign currency contracts.
The aggregate carrying value and fair value of our total long-term debt were as follows at December 31:

(in millions)	2025	2024
Carrying value	$25,709	$24,926
Fair value	24,303	22,741
Foreign currency denominated debt included in long-term debt:
Carrying value	2,638	3,100
Fair value	2,619	3,059
The fair value of our total long-term debt is based on observable market information derived from a third-party pricing source and is classified in Level 2 of the fair value hierarchy.
Net Investment Hedging
We recognize changes in the carrying value of the foreign currency denominated debt due to changes in the Euro to U.S. dollar exchange rate in accumulated other comprehensive losses related to ABI. We recognized pre-tax (gains) losses of our net investment hedges of $393 million, $(205) million and $108 million for the years ended December 31, 2025, 2024 and 2023, respectively.
In addition, as a result of the ABI Transaction, for the year ended December 31, 2024, we reclassified $42 million of pre-tax gains from our designated net investment hedges included in accumulated other comprehensive losses to (income) losses from investments in equity securities in our consolidated statement of earnings.
For further discussion of the ABI Transaction and reclassification of accumulated other comprehensive losses, see Note 6. Investments in Equity Securities and Note 13. Other Comprehensive Earnings/Losses.

Contingent Payments
The total consideration for the NJOY Transaction included the fair value of up to $500 million in additional cash payments contingent on receipt of FDA authorizations with respect to NJOY ACE menthol ($250 million), blueberry ($125 million) and watermelon ($125 million) pod products. For additional discussion of the NJOY Transaction, see Note 3. Acquisition of NJOY.
The changes in the liability associated with contingent payments were as follows:

	For the Years Ended December 31,
(in millions)	2025		2024
Balance at January 1	$20		$130
Change in the fair value of contingent payments (1)	25	(2)	140	(3)
Payments	—		(250)	(4)
Balance at December 31	$45		$20
(1) We recorded these pre-tax charges in marketing, administration and research costs in our consolidated statements of earnings.
(2) Relates to NJOY ACE blueberry and watermelon pod products.
(3) Relates to NJOY ACE menthol pod products.
(4) Payments made following FDA authorization of NJOY ACE menthol pod products.
We recognized the liability for contingent payments related to the NJOY Transaction at its estimated fair value as of the acquisition date. We recognize subsequent changes to the fair value in earnings until the contingency is resolved. In determining the estimated fair value, we made certain judgments, estimates and assumptions, the most significant of which was the likelihood of certain potential regulatory outcomes. We classified the liability for contingent payments in Level 3 of the fair value hierarchy.

Note 8. Short-Term Borrowings and Borrowing Arrangements
At December 31, 2025 and 2024, we had no short-term borrowings.
In July 2025, we entered into an agreement to extend the expiration of our $3.0 billion senior unsecured 5-year revolving credit agreement from October 24, 2028 to October 24, 2029 (as extended, “Credit Agreement”). All other terms and conditions remain in full force and effect. The Credit Agreement includes an option, subject to certain conditions, for us to extend the term for an additional one-year period. We intend to use any borrowings under our Credit Agreement for general corporate purposes.
At December 31, 2025 and 2024, we had availability under the Credit Agreement for borrowings of up to an aggregate principal amount of $3.0 billion.
Pricing for interest and fees under our Credit Agreement may be modified in the event of a change in the rating of our long-term senior unsecured debt. We expect interest rates on borrowings under our Credit Agreement to be based on the Term Secured Overnight Financing Rate plus a percentage based on the higher of the ratings of our long-term senior unsecured debt from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”). The applicable percentage for borrowings under our Credit Agreement at December 31, 2025 was 1.0% based on our long-term senior unsecured debt ratings on that date. Our Credit Agreement does not include any other rating triggers or any provisions that could require the posting of collateral.
Our Credit Agreement includes various covenants, one of which requires us to maintain a ratio of Consolidated EBITDA (earnings before interest, taxes, depreciation and amortization) to Consolidated Interest Expense of not less than 4.0 to 1.0, calculated for the four most recent fiscal quarters. At December 31, 2025, we were in compliance with our covenants in our Credit Agreement. The terms “Consolidated EBITDA” and “Consolidated Interest Expense,” each as defined in our Credit Agreement, include certain adjustments.
PM USA guarantees any borrowings under our Credit Agreement and any amounts outstanding under our commercial paper program. For discussion of PM USA’s guarantees, see Note 9. Long-Term Debt.

Note 9. Long-Term Debt
Our long-term debt consisted of the following at December 31:

(in millions)	2025	2024
USD notes, 2.450% to 10.200%, interest payable semi-annually, due through 2061 (1)	$23,029	$21,784
USD debenture, 7.75%, interest payable semi-annually, due 2027	42	42
Euro notes, 2.200% to 3.125%, interest payable annually, due through 2031 (2)	2,638	3,100
	25,709	24,926
Less current portion of long-term debt	1,569	1,527
	$24,140	$23,399
(1) Weighted-average coupon interest rate of 4.7% and 4.6% at December 31, 2025 and 2024, respectively.
(2) Weighted-average coupon interest rate of 2.7% and 2.5% at December 31, 2025 and 2024, respectively.
At December 31, 2025, our outstanding long-term debt consisted of the following:

(in millions)
Type	Face Value	Interest Rate	Issuance	Maturity
USD notes	$1,069	4.400%	February 2019	February 2026
USD notes	$500	2.625%	September 2016	September 2026
USD debenture	$42	7.750%	January 1997	January 2027
Euro notes	€1,000	2.200%	February 2019	June 2027
USD notes	$500	4.875%	February 2025	February 2028
USD notes	$500	6.200%	November 2023	November 2028
USD notes	$1,906	4.800%	February 2019	February 2029
USD notes	$750	3.400%	May 2020	May 2030
USD notes	$500	4.500%	August 2025	August 2030
Euro notes	€1,250	3.125%	February 2019	June 2031
USD notes	$1,750	2.450%	February 2021	February 2032
USD notes	$500	6.875%	November 2023	November 2033
USD notes	$500	5.625%	February 2025	February 2035
USD notes	$500	5.250%	August 2025	August 2035
USD notes	$177	9.950%	November 2008	November 2038
USD notes	$208	10.200%	February 2009	February 2039
USD notes	$2,000	5.800%	February 2019	February 2039
USD notes	$1,500	3.400%	February 2021	February 2041
USD notes	$900	4.250%	August 2012	August 2042
USD notes	$650	4.500%	May 2013	May 2043
USD notes	$1,800	5.375%	October 2013	January 2044
USD notes	$1,500	3.875%	September 2016	September 2046
USD notes	$2,500	5.950%	February 2019	February 2049
USD notes	$500	4.450%	May 2020	May 2050
USD notes	$1,250	3.700%	February 2021	February 2051
USD notes	$271	6.200%	February 2019	February 2059
USD notes	$1,000	4.000%	February 2021	February 2061

At December 31, 2025, aggregate maturities of our long-term debt were as follows:

(in millions)		Aggregate Maturities
2026		$1,569
2027		1,217
2028		1,000
2029		1,906
2030		1,250
Thereafter		18,974
		25,916
Less:	debt issuance costs	129
	debt discounts	78
		$25,709
At December 31, 2025 and 2024, accrued interest on long-term debt of $425 million and $389 million, respectively, was included in other accrued liabilities on our consolidated balance sheets.
In the third quarter of 2025, we issued U.S. dollar denominated senior unsecured notes in the aggregate principal amount of $1.0 billion. The net proceeds from the notes are being used for general corporate purposes. The notes contain the following terms:
▪$0.5 billion at 4.500%, due 2030, interest payable semiannually beginning February 6, 2026; and
▪$0.5 billion at 5.250%, due 2035, interest payable semiannually beginning February 6, 2026.
In the first quarter of 2025, we issued U.S. dollar denominated senior unsecured notes in the aggregate principal amount of $1.0 billion. The net proceeds from the notes were used for general corporate purposes, which included repayment of certain of our notes in the second quarter of 2025 as discussed below. The notes contain the following terms:
▪$0.5 billion at 4.875%, due 2028, interest payable semiannually beginning August 4, 2025; and
▪$0.5 billion at 5.625%, due 2035, interest payable semiannually beginning August 6, 2025.
Similar to our other notes, the notes issued in 2025 are senior unsecured obligations and rank equally in right of payment with all of our existing and future senior unsecured indebtedness. Following the occurrence of both (i) a change of control of Altria and (ii) the notes ceasing to be rated investment grade by each of Moody’s, S&P and Fitch Ratings Inc., we will be required to make an offer to purchase the notes at a price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth in the terms of the notes.
In the second quarter of 2025, we repaid in full at maturity our 2.350% and 1.700% senior unsecured notes in the aggregate principal amounts of $750 million and €750 million ($857 million), respectively.
For a discussion of the fair value of our long-term debt and the designation of our Euro denominated senior unsecured notes as a net investment hedge of our investment in ABI, see Note 7. Financial Instruments.
▪PM USA Guarantees: PM USA (“Guarantor”), which is a 100% owned subsidiary of Altria Group, Inc. (“Parent”), has guaranteed the Parent’s obligations under its outstanding debt securities, any borrowings under its Credit Agreement and any amounts outstanding under its commercial paper program (“Guarantees”). Pursuant to the Guarantees, the Guarantor fully and unconditionally guarantees, as primary obligor, the payment and performance of the Parent’s obligations under the guaranteed debt instruments (“Obligations”), subject to release under certain customary circumstances as noted below.
The Guarantees provide that the Guarantor guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the Obligations. The liability of the Guarantor under the Guarantees is absolute and unconditional irrespective of: any lack of validity, enforceability or genuineness of any provision of any agreement or instrument relating thereto; any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from any agreement or instrument relating thereto; any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations; or any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Parent or the Guarantor.
The Parent is a holding company; therefore, its access to the operating cash flows of its subsidiaries consists of cash received from the payment of dividends and distributions, and the payment of interest on intercompany loans by its subsidiaries. Neither the Guarantor nor other subsidiaries of the Parent that are not guarantors of the Obligations are limited by contractual obligations on their ability to pay cash dividends or make other distributions with respect to their equity interests.

Note 10. Capital Stock
At December 31, 2025, we had 12 billion shares of authorized common stock; issued, repurchased and outstanding shares of common stock consisted of the following:

	Shares Issued	Shares Repurchased	Shares Outstanding
Balances, December 31, 2022	2,805,961,317	(1,020,427,195)	1,785,534,122
Stock award activity	—	676,495	676,495
Repurchases of common stock	—	(22,748,842)	(22,748,842)
Balances, December 31, 2023	2,805,961,317	(1,042,499,542)	1,763,461,775
Stock award activity	—	687,715	687,715
Repurchases of common stock	—	(73,497,623)	(73,497,623)
Balances, December 31, 2024	2,805,961,317	(1,115,309,450)	1,690,651,867
Stock award activity	—	761,026	761,026
Repurchases of common stock	—	(17,094,596)	(17,094,596)
Balances, December 31, 2025	2,805,961,317	(1,131,643,020)	1,674,318,297
At December 31, 2025, we had 31,134,469 shares of common stock reserved for stock-based awards under our stock plans.
At December 31, 2025, we had 10 million authorized shares of serial preferred stock, $1.00 par value; no shares of serial preferred stock have been issued.
▪Dividends: In the third quarter of 2025, our Board of Directors (“Board of Directors” or “Board”) approved a 3.9% increase in the quarterly dividend rate to $1.06 per share of our common stock versus the previous rate of $1.02 per share. The current annualized dividend rate is $4.24 per share. Future dividend payments remain subject to the discretion of our Board.
▪Share Repurchases: In January 2023, our Board authorized a $1.0 billion share repurchase program (“January 2023 share repurchase program”), which we completed in December 2023.
In January 2024, our Board authorized a $1.0 billion share repurchase program that it expanded to $3.4 billion in March 2024 (as expanded, “January 2024 share repurchase program”). We subsequently entered into ASR Agreements to repurchase shares of our common stock having an aggregate value of $2.4 billion (“Repurchase Price”). In the first half of 2024, we paid the Repurchase Price and received 53.9 million shares of our common stock. We funded the ASR transactions with proceeds from the ABI Transaction. For further information on the ABI Transaction, see Note 6. Investments in Equity Securities. The total number of shares repurchased under the ASR Agreements was based on volume-weighted average prices of our common stock during the term of the ASR transactions, less a discount. The ASR transactions were accounted for as equity transactions and included in cost of repurchased stock on our consolidated balance sheets when the shares were received. We completed the January 2024 share repurchase program in December 2024.
In January 2025, our Board authorized a new $1.0 billion share repurchase program that it expanded to $2.0 billion in October 2025 (as expanded, “January 2025 share repurchase program”). At December 31, 2025, we had $1.0 billion remaining under this program, which expires on December 31, 2026. Share repurchases depend on marketplace conditions and other factors, and the program remains subject to the discretion of our Board.
Our total share repurchase activity was as follows for the years ended December 31:

	January 2025 Share Repurchase Program	January 2024 Share Repurchase Program	January 2023 Share Repurchase Program
(in millions, except per share data)	2025	2024 (1)	2023
Total number of shares repurchased	17.1	73.5	22.7
Aggregate cost of shares repurchased	$1,000	$3,400	$1,000
Average price per share of shares repurchased	$58.50	$46.26	$43.96
(1) Includes 53.9 million shares repurchased under the ASR Agreements at an average price per share of $44.50.

Note 11. Stock Plans
In 2025, our Board adopted, and shareholders approved, the 2025 Performance Incentive Plan (“2025 Plan”). The 2025 Plan succeeded the 2020 Performance Incentive Plan, under which no new awards were permitted to be made after May 31, 2025. Under the 2025 Plan, we may grant stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), performance stock units

(“PSUs”) and other stock-based awards, as well as cash-based annual and long-term incentive awards to our employees. Awards granted under the 2025 Plan may be in the form of performance-based awards, including PSUs subject to the achievement or satisfaction of performance goals and performance cycles. We may issue up to 25 million shares of common stock under the 2025 Plan through the date of our 2035 Annual Meeting of Shareholders.
In addition, in 2025, our Board adopted, and shareholders approved, the 2025 Stock Compensation Plan for Non-Employee Directors (“Directors Plan”). The Directors Plan succeeded the 2015 Stock Compensation Plan for Non-Employee Directors, under which no new awards were permitted after the awards made immediately following our 2025 Annual Meeting of Shareholders. Under the Directors Plan, we may grant up to one million shares of common stock to non-employee members of the Board through the date of our 2035 Annual Meeting of Shareholders.
At December 31, 2025, we had 24,827,825 and 1,000,000 shares available to be granted under the 2025 Plan and the Directors Plan, respectively.
▪RSUs: During the vesting period, RSUs include nonforfeitable rights to dividend equivalents and may not be sold, assigned, pledged or otherwise encumbered. RSUs are subject to forfeiture if certain employment conditions are not met. We estimate the number of awards expected to be forfeited and adjust this estimate when subsequent information indicates that the actual number of forfeitures is likely to differ from previous estimates. RSUs generally vest three years after the grant date.
We amortize to expense ratably over the restriction period, which is generally three years, the fair value of RSUs at the date of grant, net of estimated forfeitures. We recorded pre-tax compensation expense related to RSUs for the years ended December 31, 2025, 2024 and 2023 of $51 million, $50 million and $47 million, respectively. We recorded a deferred tax benefit related to this compensation expense of $12 million for each of the years ended December 31, 2025, 2024 and 2023. The unamortized compensation expense related to RSUs was $89 million at December 31, 2025, which we expect to be recognized over a weighted-average period of approximately two years.
RSU activity was as follows:

	Number of Shares	Weighted-Average Grant Date Fair Value Per Share
Balance at December 31, 2024	3,973,485	$45.87
Granted	1,152,361	$55.95
Vested	(982,321)	$48.54
Forfeited	(210,367)	$46.16
Balance at December 31, 2025	3,933,158	$48.14
The weighted-average grant date fair value of RSUs granted during the years ended December 31, 2025, 2024 and 2023 was $64 million, $67 million and $56 million, respectively, or $55.95, $43.29 and $46.38 per RSU, respectively. The total vesting date fair value of RSUs that vested during the years ended December 31, 2025, 2024 and 2023 was $56 million, $35 million and $40 million, respectively.
▪PSUs: We granted an aggregate of 257,920, 290,980 and 255,601 of PSUs during 2025, 2024 and 2023, respectively. The payout of the PSUs is based on the extent to which we achieve certain performance measures over the three-year performance period and are subject to forfeiture if certain employment conditions are not met. At December 31, 2025, we had 767,341 PSUs outstanding, with a weighted-average grant date fair value of $49.39 per PSU. We amortize to expense over the performance period the fair value of PSUs at the date of grant, net of estimated forfeitures. We recorded pre-tax compensation expense related to PSUs for the years ended December 31, 2025, 2024 and 2023 of $11 million, $6 million and $11 million, respectively. The unamortized compensation expense related to PSUs was $16 million at December 31, 2025.

Note 12. Earnings per Share
We calculated basic and diluted earnings per share (“EPS”) using the following:

	For the Years Ended December 31,
(in millions)	2025	2024	2023
Net earnings	$6,947	$11,264	$8,130
Less: Distributed and undistributed earnings attributable to share-based awards	(20)	(28)	(17)
Earnings for basic and diluted EPS	$6,927	$11,236	$8,113

Weighted-average shares for basic and diluted EPS	1,683	1,718	1,777
Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents are participating securities and, therefore, are included in our EPS calculation pursuant to the two-class method.

Note 13. Other Comprehensive Earnings/Losses
Changes in each component of accumulated other comprehensive losses, net of deferred income taxes, attributable to Altria were as follows:

(in millions)	Benefit Plans	ABI		Currency Translation Adjustments and Other	Accumulated Other Comprehensive Losses
Balances, December 31, 2022	$(1,436)	$(1,369)		$34	$(2,771)
Other comprehensive earnings (losses) before reclassifications	(48)	178		(28)	102
Deferred income taxes	9	(35)		9	(17)
Other comprehensive earnings (losses) before reclassifications, net of deferred income taxes	(39)	143		(19)	85

Amounts reclassified to net earnings	(26)	39		—	13
Deferred income taxes	8	(8)		—	—
Amounts reclassified to net earnings, net of deferred income taxes	(18)	31		—	13

Other comprehensive earnings (losses), net of deferred income taxes	(57)	174	(1)	(19)	98
Balances, December 31, 2023	(1,493)	(1,195)		15	(2,673)
Other comprehensive earnings (losses) before reclassifications	142	(22)		(5)	115
Deferred income taxes	(36)	(1)		—	(37)
Other comprehensive earnings (losses) before reclassifications, net of deferred income taxes	106	(23)		(5)	78

Amounts reclassified to net earnings	(7)	251		—	244
Deferred income taxes	2	(51)		—	(49)
Amounts reclassified to net earnings, net of deferred income taxes	(5)	200		—	195

Other comprehensive earnings (losses), net of deferred income taxes	101	177	(1)	(5)	273
Balances, December 31, 2024	(1,392)	(1,018)		10	(2,400)
Other comprehensive earnings (losses) before reclassifications	(39)	(228)		(5)	(272)
Deferred income taxes	9	55		—	64
Other comprehensive earnings (losses) before reclassifications, net of deferred income taxes	(30)	(173)		(5)	(208)

Amounts reclassified to net earnings	9	(33)		—	(24)
Deferred income taxes	(2)	7		—	5
Amounts reclassified to net earnings, net of deferred income taxes	7	(26)		—	(19)

Other comprehensive earnings (losses), net of deferred income taxes	(23)	(199)	(1)	(5)	(227)
Balances, December 31, 2025	$(1,415)	$(1,217)		$5	$(2,627)
(1) Primarily reflects our share of ABI’s currency translation adjustments and the impact of our designated net investment hedges related to our investment in ABI. For further discussion of designated net investment hedges, see Note 7. Financial Instruments.

Pre-tax amounts by component, reclassified from accumulated other comprehensive losses to net earnings were as follows:

	For the Years Ended December 31,
(in millions)	2025	2024		2023
Benefit Plans: (1)
Net loss	$45	$29		$8
Prior service credit	(36)	(36)		(34)
	9	(7)		(26)
ABI (2)	(33)	251	(3)	39
Pre-tax amounts reclassified from accumulated other comprehensive losses to net earnings	$(24)	$244		$13
(1) Amounts are included in net periodic benefit income, excluding service cost. For further details, see Note 16. Benefit Plans.
(2) Amounts are included in (income) losses from investments in equity securities.
(3) Primarily reflects the impact of the ABI Transaction. For the year ended December 31, 2024, we reclassified $243 million from our accumulated other comprehensive losses of which $285 million is directly attributable to ABI, partially offset by $42 million from our designated net investment hedges related to our investment in ABI. For further information, see Note 6. Investments in Equity Securities and Note 7. Financial Instruments.

Note 14. Income Taxes
The One Big Beautiful Bill Act (“OBBB”), which was signed into law in July 2025, included various tax law changes, including the restoration of favorable tax treatment for certain business-related provisions and modifications to the international tax law framework. The OBBB has multiple effective dates, with certain provisions effective in 2025 and others implemented through 2027. These provisions and modifications have not had a material impact on our consolidated financial statements.
Earnings (losses) before income taxes and provision (benefit) for income taxes consisted of the following:

	For the Years Ended December 31,
(in millions)	2025	2024	2023
Earnings (losses) before income taxes:
United States	$9,382	$13,680	$10,971
Outside United States	7	(22)	(43)
Total	$9,389	$13,658	$10,928
Provision (benefit) for income taxes:
Current:
Federal	$2,348	$927	$2,346
State and local	410	516	681
Outside United States	—	—	1
	2,758	1,443	3,028
Deferred:
Federal	(259)	764	(133)
State and local	(57)	187	(97)
	(316)	951	(230)
Total provision for income taxes	$2,442	$2,394	$2,798
Our U.S. subsidiaries join in the filing of a U.S. federal consolidated income tax return. The U.S. federal income tax statute of limitations remains open for the year 2017 and forward, with years 2017 through 2023 currently under examination by the Internal Revenue Service (“IRS”) as part of an audit conducted in the ordinary course of business. State statutes of limitations generally remain open for the year 2017 and forward. Certain of our state tax returns are currently under examination by various states as part of routine audits conducted in the ordinary course of business.

A reconciliation of the beginning and ending unrecognized tax benefits was as follows:

	For the Years Ended December 31,
(in millions)	2025	2024	2023
Balance at beginning of year	$282	$1,608	$69
Additions based on tax positions related to the current year	21	—	1,548
Additions for tax positions of prior years	304	33	—
Reductions for tax positions related to IRS Agreement	—	(1,343)	—
Reductions for tax positions of prior years	(21)	(16)	(6)
Tax settlements	(1)	—	(3)
Balance at end of year	$585	$282	$1,608
The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate at December 31, 2025, was $4 million, along with $515 million affecting deferred taxes. The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate at December 31, 2024, was $189 million, along with $27 million affecting deferred taxes. The difference between the amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate at December 31, 2025 and December 31, 2024, is primarily related to certain cross-border taxes included in the tax reserve related to the downward attribution rules, discussed below.
In October 2024, we entered into an agreement with the IRS (“IRS Agreement”) regarding the tax treatment of a $6.4 billion ordinary loss we recognized in 2023 for cash tax purposes with respect to a portion of our tax basis associated with our former investment in JUUL. In 2023, we fully reserved for the tax benefit associated with this ordinary loss by recording an unrecognized tax benefit of $1,548 million. Consistent with the terms of the IRS Agreement, we claimed a $4.0 billion ordinary loss and a $2.4 billion capital loss on our 2023 tax return, resulting in a reduction of $1,343 million in unrecognized tax benefits in 2024. For the year ended December 31, 2024, we recorded a tax benefit of $887 million due to the reversal of the unrecognized tax benefit in our consolidated statement of earnings, resulting in the partial release of a valuation allowance against our JUUL-related losses as discussed below.
In September 2025, the U.S. District Court for the Eastern District of Virginia ruled in favor of the IRS and denied our refund claim for the 2017 tax year, based on the Tax Cuts and Jobs Act of 2017’s removal of downward attribution rules, which the IRS invoked to attribute income from certain of ABI’s foreign subsidiaries to Altria. We intend to vigorously contest the ruling by pursuing all available appellate remedies. This ruling also has a potential impact for our 2018 through 2025 tax years. Following this ruling, we reevaluated our position and concluded that it is no longer more likely than not that we will prevail at the conclusion of the appellate process.
Consequently, we reversed a receivable of $45 million for the 2017 tax year and recorded a full reserve for this uncertain tax position of $348 million for the 2018 through 2025 tax years. Additionally, we reduced a deferred tax liability by $498 million due to the resulting increase in the tax basis of our investment in ABI, partially offset by a $77 million increase to a valuation allowance associated with the indirect effect on unrealized capital losses due to the decrease of a previously anticipated capital gain on the ABI Transaction. As a result of the foregoing, we recognized a net tax benefit of $28 million for the year ended December 31, 2025 in our consolidated statement of earnings related to a favorable rate differential associated with certain cross-border taxes included in the tax reserve. Effective January 1, 2026, the OBBB reinstates this downward attribution rule, which will limit the impact of this ruling to the 2017 through 2025 tax years.
At December 31, 2025, 2024 and 2023, the amount of accrued interest and penalties on our consolidated balance sheets was $83 million, $18 million and $36 million, respectively. For the years ended December 31, 2025, 2024 and 2023, we recognized in our consolidated statements of earnings $94 million, $(24) million and $20 million, respectively, of gross interest (income) expense and penalties associated with uncertain tax positions. We recognize accrued interest and penalties associated with uncertain tax positions as part of the tax provision.
We are subject to income taxation in many jurisdictions. Unrecognized tax benefits reflect the differences between tax positions we have taken or expect to take on income tax returns and the amounts recognized in our financial statements. Resolution of the related tax positions with the relevant tax authorities may take many years to complete, and such timing is not entirely within our control.

A reconciliation between actual income taxes and amounts computed by applying the federal statutory rate to earnings before income taxes was as follows:

	For the Years Ended December 31,
	2025		2024 (1)		2023 (1)
(dollars in millions)	$	%	$	%	$	%
Provision computed at U.S. federal statutory rate	$1,972	21.0%	$2,868	21.0%	$2,295	21.0%
Increase (decrease) resulting from:
Domestic state and local taxes, net of federal effect (2)	278	3.0	557	4.1	463	4.2
Foreign tax effects	(10)	(0.1)	3	—	11	0.1
Cross-border tax laws	3	—	(46)	(0.4)	(2)	—
Tax credits	(39)	(0.4)	(31)	(0.2)	(25)	(0.2)
Changes in valuation allowance	91	1.0	(939)	(6.9)	57	0.5
Nontaxable or nondeductible items
Nondeductible goodwill	243	2.6	—	—	—	—
Other	8	—	(3)	—	(9)	(0.1)
Worldwide changes in unrecognized tax benefits	(104)	(1.1)	(15)	(0.1)	8	0.1
Effective tax rate	$2,442	26.0%	$2,394	17.5%	$2,798	25.6%
(1) As discussed in Note 1. Background and Basis of Presentation, we retrospectively adopted ASU No. 2023-09. As a result, 2024 and 2023 amounts are now presented in categories in accordance with ASU No. 2023-09.
(2) State taxes in Pennsylvania, Virginia, New Jersey, California, Michigan, Tennessee, Illinois, Indiana and Kentucky make up greater than 50% of the total tax effect in this category for 2025. State taxes in Pennsylvania, California, Virginia, New Jersey, Illinois, Kentucky, Michigan, Alabama and Georgia make up greater than 50% of the total tax effect in this category for 2024. State taxes in Pennsylvania, California, Illinois, New Jersey, Virginia, Kentucky, Michigan, Alabama and Florida make up greater than 50% of the total tax effect in this category for 2023.
The tax provision in 2025 included state tax expense, net of federal benefit, of $278 million and tax expense of $243 million for the non-deductible impairment of the e-vapor reporting unit goodwill, partially offset by tax benefits of $104 million related to tax reserves including a favorable rate differential associated with certain cross-border taxes relevant to our investment in ABI.
The tax provision in 2024 included tax benefits of $939 million due primarily to the release of valuation allowances recorded against a deferred tax asset related to our JUUL-related losses as a result of the IRS Agreement and the ABI Transaction, partially offset by state tax expense, net of federal benefit, of $557 million.
The tax provision in 2023 included state tax expense, net of federal benefit, of $463 million and tax expense of $53 million for a valuation allowance recorded against a deferred tax asset related to the disposition of our former investment in JUUL.
Cash taxes paid, net of refunds, consisted of the following:

	For the Years Ended December 31,
(in millions)	2025	2024	2023
Federal	$1,340	$1,161	$1,219
State and local	354	547	654
Outside United States	1	1	1
Total	$1,695	$1,709	$1,874

The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following at December 31:

(in millions)	2025	2024
Deferred income tax assets:
Accrued postretirement and postemployment benefits	$264	$270
Settlement charges	520	585
JUUL-related losses	290	207
Investment in Cronos	410	404
Research and development costs	14	112
Net operating losses and tax credit carryforwards	146	224
Total deferred income tax assets	1,644	1,802
Deferred income tax liabilities:
Property, plant and equipment	(231)	(235)
Intangible assets	(2,747)	(3,032)
Investment in ABI	(1,085)	(1,370)
Accrued pension costs	(126)	(108)
Other	(35)	(133)
Total deferred income tax liabilities	(4,224)	(4,878)
Valuation allowances	(779)	(668)
Net deferred income tax liabilities	$(3,359)	$(3,744)
At December 31, 2025, we had JUUL-related gross capital loss carryforwards of $1.4 billion available to offset capital gains through 2028. We had estimated gross federal, state and foreign tax net operating losses (“NOLs”) of $106 million, $1,212 million and $38 million, respectively. The federal NOLs and the foreign NOLs have indefinite carryforward periods. A majority of the state NOLs will expire between 2039 through 2043 or have indefinite carryforward periods.
After giving effect to the IRS Agreement and $1.7 billion of JUUL-related capital losses previously utilized against capital gains related to the IQOS Transaction, we have $6.1 billion (which includes a $3.5 billion outside basis difference in a domestic subsidiary, a $1.2 billion outside basis difference in a foreign subsidiary and $1.4 billion of capital loss carryforwards) of the $12.8 billion tax loss related to our former investment in JUUL remaining to offset future potential capital gains. For financial statement purposes, none of the tax benefit for the remaining $6.1 billion was recognized at December 31, 2025.
A reconciliation of the beginning and ending valuation allowances was as follows:

	For the Years Ended December 31,
(in millions)	2025	2024	2023
Balance at beginning of year	$668	$2,256	$2,800
Additions to valuation allowance charged to income tax expense	124	244	114
Reductions to valuation allowance credited to income tax benefit	(15)	(1,337)	(6)
(Reductions) additions to valuation allowance due to NJOY Transaction (no impact to earnings)	—	(4)	12
Reductions to valuation allowance offset to deferred tax asset (no impact to earnings)	—	(491)	(663)
Foreign currency translation	2	—	(1)
Balance at end of year	$779	$668	$2,256
We determine deferred tax assets and liabilities based on the differences between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. We record a valuation allowance when we have determined it is more likely than not that some portion or all of a deferred tax asset will not be realized. In assessing realizability, we consider the weight of all available positive and negative evidence, including the character of the assets and the possible sources of taxable income of the appropriate character within the applicable carryback and carryforward periods available under the tax law. As has occurred in prior periods, there is a potential that sufficient positive evidence may be available in future periods to cause us to reduce or eliminate the valuation allowance on certain deferred tax assets. That change to the valuation allowance would result in the recognition of previously unrecognized deferred tax assets and a decrease in income tax expense in the period the release is recorded.

The additions to valuation allowances during 2025 were due primarily to the indirect effects of tax reserves, as discussed above, on our unrealized capital losses. The cumulative valuation allowance at December 31, 2025 was primarily attributable to deferred tax assets recorded in connection with our investment in Cronos ($405 million) and our JUUL-related capital loss carryforwards ($290 million).
The additions to valuation allowances during 2024 were due primarily to deferred tax assets recorded in connection with our JUUL-related capital loss carryforwards. The reductions to valuation allowances during 2024 were due primarily to the $4.0 billion of ordinary losses recognized as part of the IRS Agreement, the reduction of a deferred tax asset for the portion of our JUUL-related capital losses that is now part of our tax basis in the shares of a domestic subsidiary and the ABI Transaction. This outside basis difference of the domestic subsidiary is not recognized as a deferred tax asset since we do not expect the temporary difference to reverse in the foreseeable future. The cumulative valuation allowance at December 31, 2024 was primarily attributable to deferred tax assets recorded in connection with our investment in Cronos ($402 million) and our JUUL-related capital loss carryforwards ($207 million).
The additions to valuation allowances during 2023 were due primarily to deferred tax assets recorded in connection with our former investment in JUUL. The reductions to valuation allowances during 2023 were due primarily to the reduction of a deferred tax asset for the portion of our JUUL capital losses that is now part of our tax basis in the shares of a foreign subsidiary. This outside basis difference of the foreign subsidiary is not recognized as a deferred tax asset since we do not expect the temporary difference to reverse in the foreseeable future. The cumulative valuation allowance at December 31, 2023 was primarily attributable to deferred tax assets recorded in connection with our tax basis in the shares of a domestic subsidiary ($1,808 million) and our investment in Cronos ($397 million).
For a discussion regarding our former investment in JUUL and current investments in ABI and Cronos, see Note 6. Investments in Equity Securities.

Note 15. Segment Reporting
At December 31, 2025, our reportable segments were (i) smokeable products, consisting of combustible cigarettes and machine-made large cigars; (ii) oral tobacco products, consisting of MST products and oral nicotine pouches; and (iii) e-vapor products, consisting of our NJOY business.
For the year ended December 31, 2025, we concluded that our e-vapor products operating segment met the quantitative threshold for presentation as a reportable segment in accordance with Accounting Standards Codification 280, Segment Reporting, as a result of the non-cash impairments of e-vapor reporting unit goodwill and related definite-lived intangible assets recorded in 2025. See Note 4. Goodwill and Other Intangible Assets, net. As a result, we presented e-vapor products as a reportable segment (previously in our all other category) and recast segment information for comparative periods.
Our all other category included (i) Horizon; (ii) Helix International; and (iii) other business activities, which primarily consists of research and development (“R&D”) expense related to certain new product platforms and technologies.
Altria’s Chief Executive Officer is our chief operating decision maker (“CODM”). Our measure of segment profitability is segment operating companies income (loss) (“OCI”), which is defined as operating income before general corporate expenses and amortization of intangibles. Our CODM uses OCI for planning, forecasting and evaluating business and financial performance of the segments, including allocating capital and other resources to our segments and evaluating results relative to employee compensation targets. Interest and other debt expense, net, along with net periodic benefit income, excluding service cost, and provision for income taxes are centrally managed at the corporate level and, accordingly, such items are not presented by segment since they are excluded from the measure of segment profitability reviewed by our CODM. We do not disclose information about total assets by segment because such information is not reported to or used by our CODM. Substantially all of our long-lived assets were located in the United States at December 31, 2025. Segment goodwill and other intangible assets, net, are disclosed in Note 4. Goodwill and Other Intangible Assets, net. The accounting policies of the segments were the same at December 31, 2025 as those described in Note 2. Summary of Significant Accounting Policies.

Segment data were as follows:

	For the Years Ended December 31,
(in millions)	2025	2024	2023
Net revenues:
Smokeable products	$20,485	$21,204	$21,756
Oral tobacco products	2,802	2,776	2,667
E-vapor products	(13)	40	62
All other	5	(2)	(2)
Net revenues	$23,279	$24,018	$24,483
Earnings before income taxes:
OCI:
Smokeable products	$10,984	$10,821	$10,670
Oral tobacco products	1,828	1,449	1,722
E-vapor products	(2,297)	(171)	(16)
All other	(229)	(243)	(58)
Amortization of intangibles	(132)	(139)	(128)
General corporate expenses	(255)	(476)	(643)
Operating income	9,899	11,241	11,547
Interest and other debt expense, net	1,079	1,037	989
Net periodic benefit income, excluding service cost	(59)	(102)	(127)
(Income) losses from investments in equity securities	(510)	(652)	(243)
Gain on the sale of IQOS System commercialization rights	—	(2,700)	—
Earnings before income taxes	$9,389	$13,658	$10,928
Smokeable products segment OCI consisted of the following, including expenses under the significant expense principle in accordance with GAAP:

	For the Years Ended December 31,
(in millions)	2025	2024	2023
Net revenues	$20,485	$21,204	$21,756
Settlement charges (1)	(3,028)	(3,460)	(3,711)
Excise taxes on products sold	(3,042)	(3,469)	(3,869)
Other segment items (2)	(3,431)	(3,454)	(3,506)
Operating companies income	$10,984	$10,821	$10,670
(1) Represents charges related to State Settlement Agreements included in cost of sales. For additional information, see Health Care Cost Recovery Litigation in Note 18. Contingencies.
(2) Other segment items includes manufacturing, marketing, administration and research costs, FDA user fees and other costs.
For the oral tobacco products segment, we did not identify any expenses under the significant expense principle in accordance with GAAP. Other segment items for our oral tobacco products segment include manufacturing, asset impairment, marketing, administration and research costs and excise taxes on products sold. Total oral tobacco products other segment items were $974 million, $1,327 million and $945 million for the years ended December 31, 2025, 2024 and 2023, respectively. The CODM reviews total oral tobacco products segment expenses in the aggregate in conjunction with the review of budget-to-actual OCI variances to manage segment operations.
For the e-vapor products segment, we did not identify any expenses under the significant expense principle in accordance with GAAP. Other segment items for our e-vapor products segment include manufacturing, goodwill impairment, asset impairment and marketing, administration and research costs. Total e-vapor products other segment items were $2,284 million, $211 million and $78 million for the years ended December 31, 2025, 2024 and 2023, respectively. The CODM reviews total e-vapor products segment expenses in the aggregate in conjunction with the review of budget-to-actual OCI variances to manage segment operations.
The smokeable products segment included net revenues of $19,248 million, $20,066 million and $20,665 million for the years ended December 31, 2025, 2024 and 2023, respectively, related to cigarettes and net revenues of $1,237 million, $1,138 million and $1,091 million for the years ended December 31, 2025, 2024 and 2023, respectively, related to cigars.

Substantially all of our consolidated net revenues for the years ended December 31, 2025, 2024 and 2023 were from sales generated in the United States. For the years ended December 31, 2025, 2024 and 2023, we had one customer that accounted for approximately 23%, 22% and 25% of our consolidated net revenues, respectively, and one customer that accounted for approximately 19%, 20% and 23% of our consolidated net revenues, respectively. Substantially all the net revenues from these customers were reported in the smokeable products, oral tobacco products and e-vapor products segments. No other customer accounted for more than 10% of our consolidated net revenues for the years ended December 31, 2025, 2024 and 2023.
Details of our depreciation expense and capital expenditures were as follows:

	For the Years Ended December 31,
(in millions)	2025	2024	2023
Depreciation expense:
Smokeable products	$58	$67	$73
Oral tobacco products	41	42	37
E-vapor products	—	3	2
General corporate and other	35	35	32
Total depreciation expense	$134	$147	$144
Capital expenditures:
Smokeable products	$107	$54	$77
Oral tobacco products	75	39	59
E-vapor products	1	—	—
General corporate and other	33	49	60
Total capital expenditures	$216	$142	$196
The comparability of OCI for our reportable segments was affected by the following:
▪Non-Participating Manufacturer (“NPM”) Adjustment Items: We recorded net pre-tax income for NPM adjustment items as follows:

	For the Years Ended December 31,
(in millions)	2025	2024	2023
Smokeable products segment	$(24)	$(29)	$(29)
Interest and other debt expense, net	4	2	(21)
Total	$(20)	$(27)	$(50)
We recorded the amounts shown in the table above in our smokeable products segment as reductions to cost of sales in our consolidated statements of earnings, which resulted in increased OCI in our smokeable products segment. NPM adjustment items result from the resolutions of certain disputes with states and territories related to the NPM adjustment provision under the Master Settlement Agreement (“NPM Adjustment Items”). For further discussion, see Health Care Cost Recovery Litigation in Note 18. Contingencies.
▪Acquisition-Related Items: We recorded pre-tax charges of $23 million and $44 million in net revenues and cost of sales, respectively, related to the ITC exclusion order and cease-and-desist orders prohibiting the importation and sale of NJOY ACE in the United States in our e-vapor products segment for the year ended December 31, 2025.
▪Asset Impairment, Exit and Implementation Costs: We recorded pre-tax charges of $2,128 million, primarily due to non-cash impairments of the e-vapor reporting unit goodwill and definite-lived intangible assets in our e-vapor products segment for the year ended December 31, 2025. We recorded exit and implementation costs of $56 million and $68 million related to the Initiative for the years ended December 31, 2025 and 2024, respectively. For a breakdown of these costs by segment, see Note 5. Exit and Implementation Costs. We recorded a non-cash, pre-tax impairment of the Skoal trademark of $354 million for the year ended December 31, 2024 in our oral tobacco products segment. For further discussion of the impairments recorded in our e-vapor products segment and our oral tobacco products segment, see Note 4. Goodwill and Other Intangible Assets, net.

▪Tobacco and Health and Certain Other Litigation Items: We recorded pre-tax charges related to tobacco and health and certain other litigation items as follows:

	For the Years Ended December 31,
(in millions)	2025	2024	2023
Smokeable products segment	$55	$70	$69
General corporate expenses	—	30	350
Interest and other debt expense, net	3	1	11
Total	$58	$101	$430
We recorded the amounts shown in the table above in our smokeable products segment and general corporate expenses in marketing, administration and research costs in our consolidated statements of earnings. For further discussion, see Note 18. Contingencies.
▪Other Business Activities: Our R&D investments have evolved and shifted from our traditional tobacco businesses to new product platforms and technologies. Beginning January 1, 2024, our R&D expense is aligned with how our CODM evaluates performance results and allocates resources for segment reporting. For the years ended December 31, 2025 and 2024, using this approach, we recorded the majority of our pre-tax R&D expense of $195 million and $208 million, respectively, in our all other category, which now includes other business activities related to R&D expense for certain new product platforms and technologies. For the year ended December 31, 2023, the majority of our pre-tax R&D expense of $220 million was recorded in our smokeable products segment.

Note 16. Benefit Plans
Our subsidiaries sponsor noncontributory defined benefit pension plans covering certain employees. Employees hired on or after a specified date are instead eligible to participate in a defined contribution plan with enhanced benefits. We also provide postretirement health care and other benefits to certain retired employees.
We measure the plan assets and benefit obligations of our pension and postretirement plans at December 31 of each year.

▪Obligations and Funded Status: Benefit obligations, plan assets and funded status for our pension and postretirement plans were as follows at December 31:

	Pension		Postretirement
(in millions)	2025	2024	2025	2024
Change in benefit obligation:
Benefit obligation at beginning of year (1)	$6,082	$6,428	$1,078	$1,246
Service cost	37	41	11	15
Interest cost	318	321	56	62
Benefits paid	(457)	(457)	(90)	(91)
Actuarial (gains) losses	216	(251)	21	(153)
Plan amendments	4	—	—	(1)
Benefit obligation at end of year (1)	6,200	6,082	1,076	1,078
Change in plan assets:
Fair value of plan assets at beginning of year	6,545	6,775	84	102
Actual return on plan assets	646	209	9	12
Employer contributions	16	18	—	—
Benefits paid	(457)	(457)	(23)	(30)
Fair value of plan assets at end of year	6,750	6,545	70	84
Funded status at December 31	$550	$463	$(1,006)	$(994)
Amounts recognized on our consolidated balance sheets:
Other assets	$727	$624	$—	$—
Other accrued liabilities	(55)	(25)	(67)	(59)
Accrued pension costs	(122)	(136)	—	—
Accrued postretirement health care costs	—	—	(939)	(935)
	$550	$463	$(1,006)	$(994)
(1) We measure our pension plans using the projected benefit obligation and our postretirement plans using the accumulated postretirement benefit obligation.
Actuarial losses for our pension and postretirement plans for the year ended December 31, 2025 were due primarily to a lower discount rate. Actuarial gains for our pension plans for the year ended December 31, 2024 were due primarily to a higher discount rate. Actuarial gains for our postretirement plans for the year ended December 31, 2024 were due primarily to lower assumed health care plan participation rates and a higher discount rate.
The accumulated benefit obligation, which represents benefits earned to date, for all of our pension plans in aggregate was $6.1 billion and $5.9 billion at December 31, 2025 and 2024, respectively. For pension plans with accumulated benefit obligations in excess of plan assets at December 31, 2025 and 2024, our accumulated benefit obligation was $159 million and $140 million, respectively. For pension plans with projected benefit obligations in excess of plan assets at December 31, 2025 and 2024, our projected benefit obligation was $177 million and $161 million, respectively. Additionally, at December 31, 2025 and 2024, there were no plan assets for these plans.
For all postretirement plans, our accumulated postretirement benefit obligations were in excess of plan assets at December 31, 2025 and 2024.
We used the following assumptions to determine our benefit obligations at December 31:

	Pension		Postretirement
	2025	2024	2025	2024
Discount rate	5.4%	5.7%	5.4%	5.7%
Rate of compensation increase - long-term	4.0	4.0	—	—
Health care cost trend rate assumed for next year	—	—	6.1	6.3
Ultimate trend rate	—	—	5.0	5.0
Year that the rate reaches the ultimate trend rate	—	—	2031	2031

We based the discount rates for our plans on a yield curve developed from a model portfolio of high-quality corporate bonds with durations that match the expected future cash flows of the benefit obligations.
▪Components of Net Periodic Benefit Cost (Income): Net periodic benefit cost (income) consisted of the following for the years ended December 31:

	Pension			Postretirement
(in millions)	2025	2024	2023	2025	2024	2023
Service cost	$37	$41	$39	$11	$15	$15
Interest cost	318	321	333	56	62	65
Expected return on plan assets	(430)	(465)	(485)	(5)	(6)	(8)
Amortization:
Net loss (gain)	50	28	4	(12)	(6)	(2)
Prior service cost (credit)	5	5	6	(41)	(41)	(40)
Net periodic benefit cost (income)	$(20)	$(70)	$(103)	$9	$24	$30
We used the following assumptions to determine our net periodic benefit cost (income) for the years ended December 31:

	Pension			Postretirement
	2025	2024	2023	2025	2024	2023
Discount rates:
Service cost	5.9%	5.4%	5.7%	5.9%	5.3%	5.7%
Interest cost	5.4	5.2	5.5	5.4	5.2	5.5
Expected rate of return on plan assets	6.1	6.1	6.1	7.4	7.4	7.4
Rate of compensation increase - long-term	4.0	4.0	4.0	—	—	—
Health care cost trend rate	—	—	—	6.3	6.5	6.5
▪Defined Contribution Plan Expense: We sponsor tax-qualified defined contribution plans covering certain salaried and hourly (non-union and union) employees. Contributions and costs are determined generally as a percentage of earnings, as defined by our plans. Amounts charged to expense for these defined contribution plans totaled $110 million, $112 million and $109 million in 2025, 2024 and 2023, respectively.
▪Pension and Postretirement Plan Assets: We managed our pension plan assets using a liability-driven investment framework that aligns plan assets with liabilities. This strategy is designed to balance pension liability hedging and asset growth in order to maintain our plan’s funded status and cover incremental service accruals and interest cost. Liability hedging is achieved through investing in rate-sensitive fixed income securities, while growth assets are comprised of publicly traded equity securities. The current equity/fixed income target allocation is 10%/90%.
Our investment strategy for our postretirement plan assets is intended to maximize our total asset return based on the expectation that equity securities will outperform debt securities over the long term and reflects the maturity structure of our benefit obligation. The current equity/fixed income target allocation is 55%/45%.
The actual composition of our plan assets at December 31, 2025 was broadly characterized with the following allocation:

	Pension	Postretirement
Equity securities	11%	54%
Corporate bonds	71%	31%
U.S. Treasury and foreign government securities	10%	5%
All other investments	8%	10%
We implement our investment strategy for our plan assets by investing in long-duration fixed income securities that primarily include U.S. corporate bonds of companies from diversified industries and U.S. Treasury securities that mirror our pension obligation benchmark, as well as U.S. and international equity index strategies that are intended to mirror broad market indices, including, the Standard & Poor’s 500 Index and Morgan Stanley Capital International (“MSCI”) Europe, Australasia, and the Far East (“EAFE”) Index. Our plans also invest in actively managed international equity securities of mid- and small-cap companies located in developed and emerging markets.

Our risk management practices for our plans include (i) ongoing monitoring of asset allocation, investment performance and investment managers’ compliance with their investment guidelines, (ii) periodic rebalancing between equity and debt asset classes and (iii) annual actuarial re-measurement of plan liabilities.
Our expected rate of return on our plan assets is determined by our plan assets’ historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class. The forward-looking estimates are consistent with the long-term historical averages exhibited by returns on equity and fixed income securities. For determining our pension and postretirement net periodic benefit cost (income), our 2026 expected rate of return assumptions are 6.1% and 7.4%, respectively.
The fair values of our pension plan assets by asset category were as follows at December 31:

	2025			2024
(in millions)	Level 1	Level 2	Total	Level 1	Level 2	Total
U.S. and foreign government securities or their agencies:
U.S. government and agencies	$—	$634	$634	$—	$508	$508
U.S. municipal bonds	—	63	63	—	69	69
Foreign government and agencies	—	30	30	—	54	54
Corporate debt instruments:
Above investment grade	—	4,151	4,151	—	3,572	3,572
Below investment grade and no rating	—	698	698	—	582	582
Common stock:
International equities	249	—	249	398	—	398
U.S. equities	205	—	205	361	—	361
Asset backed securities	—	203	203	—	185	185
Other, net	(6)	98	92	(15)	99	84
	$448	$5,877	$6,325	$744	$5,069	$5,813
Investments measured at NAV as a practical expedient for fair value:
Collective investment funds
U.S. large cap			$259			$445
U.S. small cap			17			100
International developed markets			27			53
Total investments measured at NAV			$303			$598
Other			122			134
Fair value of plan assets, net			$6,750			$6,545
Level 3 holdings and transactions were immaterial relative to total plan assets at December 31, 2025 and 2024.

The fair values of our postretirement plan assets were as follows at December 31:

	2025			2024
(in millions)	Level 1	Level 2	Total	Level 1	Level 2	Total
U.S. and foreign government securities or their agencies:
U.S. government and agencies	$—	$2	$2	$—	$1	$1
Foreign government and agencies	—	2	2	—	2	2
Corporate debt instruments:
Above investment grade	—	20	20	—	24	24
Below investment grade and no rating	—	2	2	—	2	2
Other, net	—	7	7	—	8	8
	$—	$33	$33	$—	$37	$37
Investments measured at NAV as a practical expedient for fair value:
Collective investment funds:
U.S. large cap			$25			$35
International developed markets			13			12
Total investments measured at NAV			$38			$47
Other			(1)			—
Fair value of plan assets, net			$70			$84
There were no Level 3 postretirement plan holdings or transactions during 2025 and 2024.
For a description of the fair value hierarchy and the three levels of inputs used to measure fair value, see Note 2. Summary of Significant Accounting Policies.
Following is a description of the valuation methodologies used for investments measured at fair value.
▪U.S. and Foreign Government Securities: U.S. and foreign government securities consist of investments in Treasury Nominal Bonds and Inflation Protected Securities, agency bonds and municipal securities. Government securities are valued at a price that is based on a compilation of primarily observable market information, such as broker quotes. Matrix pricing, yield curves and indices are used when broker quotes are not available.
▪Corporate Debt Instruments: Corporate debt instruments are valued at a price that is based on a compilation of primarily observable market information, such as broker quotes. Matrix pricing, yield curves and indices are used when broker quotes are not available.
▪Common Stock: Common stocks are valued based on the price of the security as listed on an open active exchange on last trade date.
▪Asset Backed Securities: Asset backed securities are fixed income securities such as mortgage backed securities, syndicated bank loans and auto loans that are collateralized by pools of underlying assets. They are valued at a price that is based on a compilation of primarily observable market information or a broker quote in a non-active over-the-counter market.
▪Collective Investment Funds: Collective investment funds consist of funds that are intended to mirror indices such as Standard & Poor’s 500 Index and MSCI EAFE Index. They are valued on the basis of the relative interest of each participating investor in the fair value of the underlying assets of each of the respective collective investment funds, which are valued based on the net asset value (“NAV”), and are provided by the investment account manager as a practical expedient to estimate fair value. These investments are not classified by level but are disclosed to permit reconciliation to the fair value of plan assets.
Cash Flows: We make contributions to our pension plans to the extent that the contributions are tax deductible and pay benefits that relate to plans for salaried employees that cannot be funded under IRS regulations. Currently, we anticipate making employer contributions in 2026 to our pension and postretirement plans of up to approximately $60 million and $100 million, respectively. However, the foregoing estimates of 2026 contributions are subject to change as a result of changes in tax and other benefit laws, changes in interest rates, as well as asset performance significantly above or below the assumed long-term rate of return for each respective plan.

Estimated future benefit payments at December 31, 2025 were as follows:

(in millions)	Pension	Postretirement
2026	$528	$82
2027	482	81
2028	482	81
2029	481	82
2030	481	82
2031-2035	2,330	416
Comprehensive Earnings/Losses
We recorded the following amounts in accumulated other comprehensive losses at December 31, 2025:

(in millions)	Pension	Post- retirement	Post- employment	Total
Net (loss) gain	$(2,164)	$142	$(54)	$(2,076)
Prior service (cost) credit	(12)	175	(5)	158
Deferred income taxes	566	(78)	15	503
Amounts recorded in accumulated other comprehensive losses	$(1,610)	$239	$(44)	$(1,415)
We recorded the following amounts in accumulated other comprehensive losses at December 31, 2024:

(in millions)	Pension	Post- retirement	Post- employment	Total
Net (loss) gain	$(2,213)	$172	$(45)	$(2,086)
Prior service (cost) credit	(13)	216	(5)	198
Deferred income taxes	578	(95)	13	496
Amounts recorded in accumulated other comprehensive losses	$(1,648)	$293	$(37)	$(1,392)
The movements in other comprehensive earnings (losses) for the year ended December 31, 2025 were as follows:

(in millions)	Pension	Post- retirement	Post- employment	Total
Amounts reclassified to net earnings as components of net periodic benefit cost (income):
Amortization:
Net loss (gain)	$50	$(12)	$7	$45
Prior service cost (credit)	5	(41)	—	(36)
Deferred income taxes	(13)	13	(2)	(2)
	$42	$(40)	$5	$7
Other movements during the year:
Net (loss) gain	$(1)	$(18)	$(16)	$(35)
Prior service (cost) credit	(4)	—	—	(4)
Deferred income taxes	1	4	4	9
	$(4)	$(14)	$(12)	$(30)
Total movements in other comprehensive earnings (losses)	$38	$(54)	$(7)	$(23)

The movements in other comprehensive earnings (losses) for the year ended December 31, 2024 were as follows:

(in millions)	Pension	Post-retirement	Post-employment	Total
Amounts reclassified to net earnings as components of net periodic benefit cost (income):
Amortization:
Net loss (gain)	$28	$(6)	$7	$29
Prior service cost (credit)	5	(41)	—	(36)
Deferred income taxes	(8)	12	(2)	2
	$25	$(35)	$5	$(5)
Other movements during the year:
Net (loss) gain	$(5)	$159	$(13)	$141
Prior service (cost) credit	—	1	—	1
Deferred income taxes	1	(40)	3	(36)
	$(4)	$120	$(10)	$106
Total movements in other comprehensive earnings (losses)	$21	$85	$(5)	$101
The movements in other comprehensive earnings (losses) for the year ended December 31, 2023 were as follows:

(in millions)	Pension	Post- retirement	Post- employment	Total
Amounts reclassified to net earnings as components of net periodic benefit cost (income):
Amortization:
Net loss (gain)	$4	$(2)	$6	$8
Prior service cost (credit)	6	(40)	—	(34)
Deferred income taxes	(2)	11	(1)	8
	$8	$(31)	$5	$(18)
Other movements during the year:
Net (loss) gain	$(60)	$20	$(11)	$(51)
Prior service (cost) credit	—	3	—	3
Deferred income taxes	16	(10)	3	9
	$(44)	$13	$(8)	$(39)
Total movements in other comprehensive earnings (losses)	$(36)	$(18)	$(3)	$(57)

Note 17. Additional Information

	For the Years Ended December 31,
(in millions)	2025	2024	2023
Research and development expense	$195	$208	$220

Interest expense	$1,177	$1,124	$1,149
Interest income	(98)	(87)	(160)
Interest and other debt expense, net	$1,079	$1,037	$989

The activity in the allowance for discounts and allowance for returned goods (1) was as follows:

	For the Years Ended December 31,
(in millions)	2025		2024		2023
	Discounts	Returned Goods	Discounts	Returned Goods	Discounts	Returned Goods
Balance at beginning of year	$3	$51	$—	$39	$—	$41
Charged to costs and expenses	579	132	603	142	597	118
Deductions (2)	(578)	(134)	(600)	(130)	(597)	(120)
Balance at end of year	$4	$49	$3	$51	$—	$39
(1) Primarily related to USSTC’s policy to accept authorized sales returns from its customers for products that have passed the freshness date printed on product packaging due to the limited shelf life of USSTC’s MST products.
(2) Represents the recording of discounts and returns for which allowances were created.

Note 18. Contingencies
Legal proceedings covering a wide range of matters are pending or threatened in various United States and foreign jurisdictions against Altria and certain of our subsidiaries, including PM USA and NJOY, as well as our indemnitees. Various types of claims may be raised in these proceedings, including product liability, unfair trade practices, antitrust, tax liability, contraband shipments, patent infringement, employment matters, environmental matters, claims alleging violation of the Racketeer Influenced and Corrupt Organizations Act (“RICO”), claims for contribution and claims of competitors, shareholders or distributors. Legislative action, such as changes to tort law, also may expand the types of claims and remedies available to plaintiffs.
Litigation is subject to uncertainty, and it is possible that there could be adverse developments in pending or future cases. An unfavorable outcome or settlement of pending tobacco-related or other litigation could encourage the commencement of additional litigation. Damages claimed in some tobacco-related and other litigation are or can be significant and, in certain cases, have ranged in the billions of dollars. The variability in pleadings in multiple jurisdictions, together with the actual experience of management in litigating claims, demonstrates that the monetary relief that may be specified in a lawsuit bears little relevance to the ultimate outcome. In certain cases, plaintiffs claim that defendants’ liability is joint and several. In such cases, we may face the risk that one or more co-defendants decline or otherwise fail to participate in the bonding required for an appeal or to pay their proportionate or jury-allocated share of a judgment. As a result, under certain circumstances, we may have to pay more than our proportionate share of any bonding- or judgment-related amounts. Furthermore, in those cases where plaintiffs are successful, we also may be required to pay interest and attorneys’ fees.
Although PM USA historically has been able to obtain required bonds or relief from bonding requirements in order to prevent plaintiffs from seeking to collect judgments while adverse verdicts have been appealed, there remains a risk that such relief may not be obtainable in all cases. This risk has been substantially reduced given that 47 states and Puerto Rico limit the dollar amount of bonds or require no bond at all. However, tobacco litigation plaintiffs have challenged the constitutionality of Florida’s bond cap statute in several cases, and plaintiffs may challenge state bond cap statutes in other jurisdictions as well. Such challenges may include the applicability of state bond caps in federal court. States, including Florida, also may seek to repeal or alter bond cap statutes through legislation. Although we cannot predict the outcome of such challenges, it is possible that our consolidated results of operations, cash flows or financial position could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome of one or more such challenges.
We record provisions in our consolidated financial statements for pending litigation when we determine that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. At the present time, while it is reasonably possible that an unfavorable outcome in a case may occur, except to the extent discussed elsewhere in this Note 18. Contingencies: (i) management has concluded that it is not probable that a loss has been incurred in any of the pending cases; (ii) management is unable to estimate the possible loss or range of loss that could result from an unfavorable outcome in any of the pending cases; and (iii) accordingly, management has not provided any amounts in our consolidated financial statements for unfavorable outcomes, if any. Litigation defense costs are expensed as incurred.
We have achieved substantial success in managing litigation. Nevertheless, litigation is subject to uncertainty and significant challenges remain. It is possible that our consolidated results of operations, cash flows or financial position could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome or settlement of certain pending litigation. We believe, and have been so advised by counsel handling the respective cases, that we have valid defenses to the litigation pending against us, as well as valid bases for appeal of adverse verdicts. We have defended, and will continue to defend, vigorously against litigation challenges. However, we may enter into settlement discussions in particular cases if we believe it is in our best interests to do so.

Judgments Paid and Provisions for Tobacco and Health (Including Engle Progeny Litigation) and Certain Other Litigation Items: The changes in our accrued liability for tobacco and health and certain other litigation items, including related interest costs, for the periods specified below are as follows:

(in millions)	2025	2024	2023
Accrued liability for tobacco and health and certain other litigation items at beginning of period	$96	$346	$71
Pre-tax charges for:
Tobacco and health and certain other litigation (1)	55	70	79
Shareholder derivative lawsuits (2)	—	—	98
JUUL-related settlements (3)	—	30	242
Related interest costs	3	1	11
Payments	(83)	(351)	(155)
Accrued liability for tobacco and health and certain other litigation items at end of period	$71	$96	$346
(1) Includes judgments, settlements and fee disputes associated with tobacco and health and certain other litigation.
(2) See Federal and State Shareholder Derivative Lawsuits below for a discussion of the settlement of the federal and state shareholder derivative lawsuits.
(3) Includes the settlement of certain e-vapor product litigation relating to JUUL e-vapor products. See E-vapor Product Litigation below for a discussion of these settlements.
The accrued liability for tobacco and health and certain other litigation items, including related interest costs, was included in accrued liabilities and other liabilities on our consolidated balance sheets. Pre-tax charges except for related interest costs were included in marketing, administration and research costs in our consolidated statements of earnings. Pre-tax charges for related interest costs were included in interest and other debt expense, net in our consolidated statements of earnings.
Since October 2004, PM USA has paid judgments and settlements (including related costs and fees) totaling approximately $1.1 billion and interest totaling approximately $245 million as of December 31, 2025. These amounts include payments for Engle progeny judgments (and related costs and fees) totaling approximately $453 million and related interest totaling approximately $62 million.
Security for Judgments: To obtain stays of judgments pending appeal, PM USA has posted various forms of security. As of December 31, 2025, PM USA has posted appeal bonds totaling approximately $18 million, which have been collateralized with restricted cash and are included in assets on our consolidated balance sheets.
Overview of Tobacco-Related Litigation
Types and Number of U.S. Cases: Claims related to tobacco products generally fall within the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs; (ii) health care cost recovery cases brought by governmental (both domestic and foreign) plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits; (iii) e-vapor cases alleging violation of RICO, fraud, failure to warn, design defect, negligence, antitrust, patent infringement and unfair trade practices; and (iv) other tobacco-related litigation described below. Plaintiffs’ theories of recovery and the defenses raised in tobacco-related litigation are discussed below.
The table below lists the number of certain tobacco-related cases pending in the United States against us as of December 31:

	2025	2024	2023
Individual Smoking and Health Cases (1)	182	180	172
Health Care Cost Recovery Actions	1	1	1
E-vapor Cases (2)	16	24	5,177
Other Tobacco-Related Cases (3)	3	3	3
(1) Includes as of December 31, 2025, 29 cases filed in Illinois, nine cases filed in New Mexico, 79 cases filed in Massachusetts, 15 cases filed in Oregon, eight cases filed in Hawaii, 11 cases filed in the U.S. Virgin Islands and eight non-Engle cases filed in Florida. Does not include individual smoking and health cases brought by or on behalf of plaintiffs in Florida state and federal courts following the decertification of the Engle class (these Engle progeny cases are discussed below in Smoking and Health Litigation - Engle Progeny Cases).
(2) In May 2023, we reached agreement on terms to resolve the majority of the Multidistrict Litigation lawsuits, and, in March 2024, the court granted final approval of the settlement. Pending final dismissal of these cases, as of December 31, 2025, the remaining cases include 11 individual cases that opted out of the settlement, four class action lawsuits pending in Canada and one individual state court case relating to the Multidistrict Litigation. For further discussion of the Multidistrict Litigation settlement, see E-vapor Product Litigation below.
(3) See Certain Other Tobacco-Related Litigation - “Lights/Ultra Lights” Cases and Other Smoking and Health Class Actions below.

International Tobacco-Related Cases: As of January 26, 2026, (i) Altria is named as a defendant in four e-vapor class action lawsuits in Canada; (ii) PM USA is a named defendant in 10 health care cost recovery actions in Canada, eight of which also name Altria as a defendant; and (iii) PM USA and Altria are named as defendants in seven smoking and health class actions filed in various Canadian provinces. See Smoking and Health Litigation - Other Smoking and Health Class Actions below for a discussion of the smoking and health class actions filed in various Canadian Provinces. Also, see Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement (defined below) between Altria and PMI that provides for indemnities for certain liabilities concerning tobacco products.
Tobacco-Related Cases Set for Trial: As of January 26, 2026, two Engle progeny cases, one individual smoking and health cases and no e-vapor cases are set for trial through March 31, 2026. Trial dates are subject to change.
Trial Results: Since January 1999, excluding the Engle progeny cases (separately discussed below), verdicts have been returned in 87 tobacco-related cases in which PM USA was a defendant. Verdicts in favor of PM USA and other defendants were returned in 53 of the 87 cases. Of the 34 non-Engle progeny cases in which verdicts were returned in favor of plaintiffs, 28 have reached final resolution.
See Smoking and Health Litigation - Engle Progeny Trial Results below for a discussion of verdicts in state and federal Engle progeny cases involving PM USA as of January 26, 2026.
Smoking and Health Litigation
Overview: Plaintiffs’ allegations of liability in smoking and health cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, nuisance, breach of express and implied warranties, breach of special duty, conspiracy, concert of action, violations of unfair trade practice laws and consumer protection statutes and claims under the federal and state anti-racketeering statutes. Plaintiffs in the smoking and health cases seek various forms of relief, including compensatory and punitive damages, treble/multiple damages and other statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and equitable relief. Defenses raised in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, statutes of limitations and preemption by the Federal Cigarette Labeling and Advertising Act.
Non-Engle Progeny Litigation: The charts below summarize the verdicts in and post-trial status of certain non-Engle progeny smoking and health cases in which verdicts were returned in favor of plaintiffs. The first chart lists cases that are pending as of January 26, 2026 where PM USA has determined an unfavorable outcome is not probable and the amount of loss cannot be reasonably estimated, and the second chart lists cases that have concluded in the past 12 months where PM USA paid a final judgment. In this Note 18. Contingencies, references to “R.J. Reynolds” are to R.J. Reynolds Tobacco Company. Unless otherwise noted for a particular case, the jury’s award for compensatory damages will not be reduced by any finding of plaintiff’s comparative fault. Further, the damages noted reflect adjustments based on post-trial or appellate rulings. A chart listing certain verdicts for plaintiffs in pending Engle progeny cases can be found in Smoking and Health Litigation - Engle Progeny Trial Results below.
Currently Pending Non-Engle Cases with Verdicts against PM USA
(rounded to nearest $ million)

Plaintiff	Verdict Date	Defendant(s)	State	Compensatory Damages (1)	Punitive Damages (PM USA)	Post-Trial Status
Petruzziello	November 2025	PM USA R.J. Reynolds	MA	<$1 million	$0	Plaintiff has filed a motion for a new trial.
Perez-Trinidad	October 2025	PM USA R.J. Reynolds	MA	$1 million	$5.5 million	PM USA intends to appeal.
Amaral	March 2025	PM USA R.J. Reynolds	MA	$4 million	$25 million	PM USA has filed post-trial motions challenging the verdict and, if necessary, will appeal.
Taylor	April 2024	PM USA	OR	<$1 million	$0	PM USA filed post-trial motions, which were denied, and PM USA filed a notice of appeal of the final judgment and the trial court’s denial of the post-trial motions.
Ricapor-Hall	August 2023	PM USA	HI	$6 million ($3 million)	$8 million	PM USA’s appeal and plaintiff’s cross-appeal remain pending. In April 2025, the Hawaii Supreme Court granted plaintiff’s application to transfer the appeal to that Court from the Intermediate Court of Appeals.
Fontaine	September 2022	PM USA	MA	$8 million	$56 million	PM USA’s appeal remains pending. In May 2025, the Massachusetts Supreme Judicial Court took jurisdiction over the appeal from the Appeals Court of Massachusetts.
(1) PM USA’s portion of the compensatory damages award is noted parenthetically where the court has ruled that comparative fault applies.

Non-Engle Cases Concluded in Past 12 Months
(rounded to nearest $ million)

Plaintiff	Verdict Date	Defendant(s)	State	Payment Amount for Damages (if any)
Woodley	August 2023	PM USA	MA	$5 million
Engle Progeny Cases: Engle progeny cases are individual smoking and health lawsuits filed by Florida resident plaintiffs against one or more cigarette manufacturer defendants. The lawsuits arose following the Florida Supreme Court’s decertification of the class in Engle, et. al. v. R.J. Reynolds Tobacco Co., et. al., a smoking and health class action lawsuit filed in Florida state court against multiple defendants, including PM USA, in which the jury returned a verdict in favor of the plaintiff class and the trial court assessed punitive damages against the defendants. In July 2006, the Florida Supreme Court mandated that the trial court’s punitive damages award be vacated, that the class approved by the trial court be decertified and that members of the decertified class could file individual actions against defendants within one year of issuance of the mandate. Plaintiffs in Engle progeny lawsuits are entitled to rely on certain liability findings from the class action lawsuit, substantially reducing each plaintiff’s burden of proof. These liability findings stipulate: (i) that smoking causes various diseases; (ii) that nicotine in cigarettes is addictive; (iii) that defendants’ cigarettes were defective and unreasonably dangerous; (iv) that defendants concealed or omitted material information not otherwise known or available knowing that the material was false or misleading or failed to disclose a material fact concerning the health effects or addictive nature of smoking; (v) that defendants agreed to conceal or omit information regarding the health effects of cigarettes or their addictive nature with the intention that smokers would rely on the information to their detriment; (vi) that defendants sold or supplied cigarettes that were defective; and (vii) that defendants were negligent.
Pending Engle Progeny Cases: The deadline for filing Engle progeny cases expired in January 2008, at which point a total of approximately 9,300 federal and state claims were pending. As of January 26, 2026, approximately 48 state court cases were pending against PM USA or Altria. Each federal Engle progeny case has been resolved.
Engle Progeny Trial Results: As of January 26, 2026, 147 federal and state Engle progeny cases involving PM USA have resulted in verdicts. Eighty-eight were returned in favor of plaintiffs, four of which have been reversed post-trial or on appeal and remain pending. Fifty-nine verdicts were returned in favor of PM USA, one of which has been reversed post-trial or on appeal and remains pending. In addition, there have been a number of mistrials, only some of which have resulted in new trials as of January 26, 2026.
Post-trial activity in a case can result in a final resolution that differs from the initial verdict. In many cases, parties have appealed either compensatory or punitive damages awards or both. Courts also have increased and decreased the amounts of compensatory damages juries have awarded, decreased the amounts of punitive damages juries have awarded, declared mistrials and vacated judgments, in whole or in part, with respect to compensatory and punitive damages awards. Initial verdicts have been reversed in whole or in part on appeal or following retrial. Juries have returned verdicts in favor of or against PM USA awarding no damages. In cases where juries returned verdicts against PM USA awarding no damages, some trial courts have decided to award plaintiff damages notwithstanding the verdict. Cases also have been dismissed with or without prejudice before or after a verdict.
The charts below list the verdicts in and post-trial status of certain Engle progeny cases in which verdicts were returned in favor of plaintiffs. The first chart lists cases that are pending as of January 26, 2026 where PM USA has determined an unfavorable outcome is not probable and the amount of loss cannot be reasonably estimated, and the second chart lists cases that have concluded in the past 12 months. Unless otherwise noted for a particular case, the jury’s award for compensatory damages will not be reduced by any finding of plaintiff’s comparative fault. Further, the damages noted reflect adjustments based on post-trial or appellate rulings.
Currently Pending Engle Cases with Verdicts against PM USA
(rounded to nearest $ million)

Plaintiff	Verdict Date	Defendant(s)	Court	Compensatory Damages (1)	Punitive Damages (PM USA)	Post-Trial Status
Garcia	June 2024	PM USA	Miami-Dade	$2 million	$10 million	Appeals to the Third District Court of Appeal pending.
(1) PM USA’s portion of the compensatory damages award is noted parenthetically where the court has ruled that comparative fault applies.
Engle Cases Concluded in Past 12 Months
(rounded to nearest $ million)

Plaintiff	Verdict Date	Defendant(s)	Court	Payment Amount for Damages (if any)
Chacon	October 2023	PM USA	Miami-Dade	$1 million
McCall	October 2023	PM USA	Broward	<$1 million
Other Smoking and Health Class Actions: Since the dismissal in May 1996 of a purported nationwide class action brought on behalf of allegedly addicted smokers, plaintiffs have filed numerous putative smoking and health class action suits in various state and federal courts. In general, these cases have purported to be brought on behalf of residents of a particular state or states (although a few cases have purported to be nationwide in scope) and have raised addiction claims and, in many cases, claims of physical injury as well.

Class certification has been denied or reversed by courts in approximately 60 smoking and health class actions involving PM USA. See Certain Other Tobacco-Related Litigation below for a discussion of “Lights” and “Ultra Lights” class action cases and medical monitoring class action cases pending against PM USA.
As of January 26, 2026, PM USA and Altria are named as defendants, along with other cigarette manufacturers, in seven class actions filed in the Canadian provinces of Alberta, Manitoba, Nova Scotia, Saskatchewan, British Columbia and Ontario. In Saskatchewan, British Columbia (two separate cases) and Ontario, plaintiffs seek class certification on behalf of individuals who suffer or have suffered from various diseases, including chronic obstructive pulmonary disease, emphysema, heart disease or cancer, after smoking defendants’ cigarettes. In the actions filed in Alberta, Manitoba and Nova Scotia, plaintiffs seek certification of classes of all individuals who smoked defendants’ cigarettes. In March 2019, all of these class actions were stayed as a result of three Canadian tobacco manufacturers (none of which is related to us) seeking protection under Canada’s Companies’ Creditors Arrangement Act (which is similar to Chapter 11 bankruptcy in the United States). The companies entered into these proceedings following a Canadian appellate court upholding two smoking and health class action verdicts against those companies totaling approximately CAD $13 billion. In August 2025, a plan for those companies was implemented, under which those companies agreed, among other things, to pay an aggregate global settlement amount of CAD $32.5 billion to resolve all tobacco product-related claims and litigation in Canada. Under the plan, Altria and PM USA have obtained releases of claims and the related litigation against them will be dismissed. Pursuant to the indemnification obligations in the Distribution Agreement, neither Altria nor PM USA is responsible for any payments required to resolve the Canadian litigation. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria and PMI, which provides for indemnities for certain liabilities concerning tobacco products.
Health Care Cost Recovery Litigation
Overview: In the health care cost recovery litigation, governmental entities seek reimbursement of health care cost expenditures allegedly caused by tobacco products and, in some cases, of future expenditures and damages. Relief sought by some but not all plaintiffs includes punitive damages, multiple damages and other statutory damages and penalties, injunctions prohibiting alleged marketing and sales to minors, disclosure of research, disgorgement of profits, funding of anti-smoking programs, additional disclosure of nicotine yields, and payment of attorney and expert witness fees.
Although there have been some decisions to the contrary, most judicial decisions in the United States have dismissed all or most health care cost recovery claims against cigarette manufacturers. Nine federal circuit courts of appeals and eight state appellate courts, relying primarily on grounds that plaintiffs’ claims were too remote, have ordered or affirmed dismissals of health care cost recovery actions. The U.S. Supreme Court has refused to consider plaintiffs’ appeals from the cases decided by five federal circuit courts of appeal.
In addition to the cases brought in the United States, health care cost recovery actions have been brought against tobacco industry participants, including PM USA and Altria, in Canada (10 cases), and other entities have stated that they are considering filing such actions.
Since the beginning of 2008, the Canadian Provinces of British Columbia, New Brunswick, Ontario, Newfoundland and Labrador, Quebec, Alberta, Manitoba, Saskatchewan, Prince Edward Island and Nova Scotia have brought health care reimbursement claims against cigarette manufacturers. PM USA is named as a defendant in the British Columbia and Quebec cases, while both Altria and PM USA are named as defendants in the New Brunswick, Ontario, Newfoundland and Labrador, Alberta, Manitoba, Saskatchewan, Prince Edward Island and Nova Scotia cases. The Nunavut Territory and Northwest Territory have passed legislation permitting similar claims, but lawsuits based on this legislation have not been filed. All of these cases were stayed pending resolution of proceedings in Canada involving three tobacco manufacturers (none of which are affiliated with us) under the Companies’ Creditors Arrangement Act discussed above. As discussed above, in August 2025, a plan for those companies was implemented. See Smoking and Health Litigation - Other Smoking and Health Class Actions above for a discussion of these proceedings. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria and PMI that provides for indemnities for certain liabilities concerning tobacco products.
Settlements of Health Care Cost Recovery Litigation: In November 1998, PM USA and certain other tobacco product manufacturers entered into the Master Settlement Agreement (the “MSA”) with 46 states, the District of Columbia and certain United States territories to settle asserted and unasserted health care cost recovery and other claims. PM USA and certain other tobacco product manufacturers had previously entered into agreements to settle similar claims brought by the States of Mississippi, Florida, Texas and Minnesota (together with the MSA, the “State Settlement Agreements”). The State Settlement Agreements require that the original participating manufacturers or “OPMs” (now PM USA, R.J. Reynolds and, with respect to certain brands, ITG Brands, LLC (“ITG”)) make annual payments of approximately $10.4 billion, subject to adjustments for several factors, including inflation, market share and industry volume. The OPMs’ obligation to make quarterly payments settling plaintiffs’ attorneys’ fees, subject to an annual cap of $500 million, on a pro rata basis based on market share, ended in the fourth quarter of 2024. For the years ended December 31, 2025, 2024 and 2023, the aggregate amount recorded in cost of sales with respect to the State Settlement Agreements was approximately $3.0 billion, $3.5 billion and $3.7 billion, respectively. These amounts include PM USA’s estimate of amounts related to NPM Adjustments discussed below.

Non-Participating Manufacturer (“NPM”) Adjustment Disputes: The “NPM Adjustment” is a reduction in MSA payments made by the OPMs and those manufacturers that are subsequent signatories to the MSA (collectively, the “participating manufacturers” or “PMs”) that applies if the PMs collectively lose at least a specified level of market share to non-participating manufacturers since 1997, subject to certain conditions and defenses. The applicability of this reduction has been subject to certain disputes, some of which have been resolved via settlement, as discussed below.
Settlements of NPM Adjustment Disputes.
▪Multi-State Settlement. As of December 2025, a total of 39 states and territories had joined the multi-state settlement. Pursuant to this settlement, PM USA has received $1.47 billion since 2014 and expects to receive annual credits applied against PM USA’s MSA payments through 2041.
▪New York Settlement. In 2015, PM USA entered into a separate NPM Adjustment settlement in which PM USA settled the NPM Adjustment disputes with the State of New York in perpetuity. PM USA has received $646 million pursuant to the New York settlement and expects to receive annual credits applied against the MSA payments due to the State of New York going forward.
▪Montana Settlement. In 2020, PM USA entered into a separate NPM Adjustment settlement in which PM USA settled the NPM Adjustment disputes with the State of Montana through 2030, resulting in a payment from PM USA to the State of Montana for an insignificant amount.
▪Massachusetts Settlement. In 2024, PM USA entered into a separate NPM Adjustment settlement in which PM USA settled the NPM Adjustment disputes with the Commonwealth of Massachusetts through 2011. As a result of this settlement, PM USA expects to receive $28 million in April 2026. Accordingly, PM USA recorded $28 million as a reduction in costs of sales in the third quarter of 2024.
▪Washington Settlement. In 2025, PM USA entered into a separate NPM Adjustment settlement in which PM USA settled the NPM Adjustment disputes with the State of Washington through 2015. As a result of this settlement, PM USA will receive $53 million as a credit against its MSA payment due in 2026. In addition to the amounts recorded in the fourth quarter of 2023 discussed below in connection with the 2005 through 2007 NPM Adjustments, PM USA recorded a $22 million reduction in costs of sales and $4 million of interest expense in the fourth quarter of 2025.
▪U.S. Territories Settlement. In 2025, PM USA entered into a separate NPM Adjustment settlement in which PM USA settled the NPM Adjustment disputes with American Samoa, Guam, the Commonwealth of the Northern Mariana Islands and the U.S. Virgin Islands through 2024. As a result of this settlement, PM USA will receive a credit in an insignificant amount applied against its April 2026 MSA payment to those territories. Accordingly, PM USA recorded an insignificant amount as a reduction in cost of sales in the third quarter of 2025.
Continuing NPM Adjustment Disputes with States That Have Not Settled.
▪2004 NPM Adjustment. The PMs and 10 states that had not settled the NPM Adjustment disputes for 2004 participated in a multi-state arbitration. The arbitration panel found three of these states (Washington, Missouri and New Mexico) were not diligent in the enforcement of their escrow statutes in 2004, and PM USA received approximately $52 million on account of the 2004 NPM Adjustment as a credit against its April 2023 MSA payment. The State of New Mexico challenged the determination in its state court, and the trial court vacated the award. PM USA appealed, and the New Mexico Court of Appeals reinstated the award. The appellate court’s ruling remains subject to appeal, and the outcome of an appeal may affect the final amount of the 2004 NPM adjustment PM USA and other PMs will receive.
▪2005-2007 NPM Adjustments. The PMs and six states that had not settled the NPM Adjustment disputes are currently arbitrating certain NPM Adjustment disputes before a single arbitration panel. The arbitration encompasses three years, 2005 through 2007, for five of the six states, and one year, 2005, for one state. As of January 26, 2026, the arbitration panel found the States of Maryland, Wisconsin and Ohio diligent for all three years and the State of Washington not diligent for all three years. The State of Washington subsequently settled, as discussed above. PM USA recorded $14 million as a reduction of costs of sales and $21 million as interest income in the fourth quarter of 2023 for its estimate of the minimum amount of the 2005 through 2007 NPM Adjustments it will receive.
▪Subsequent Years. No assurance can be given as to when proceedings for 2008 and subsequent years will be scheduled or the precise form those proceedings will take.
Other Disputes under the State Settlement Agreements: The payment obligations of the tobacco product manufacturers that are parties to the State Settlement Agreements, as well as the allocations of any NPM Adjustments and related settlements, have been and may continue to be affected by R.J. Reynolds’s acquisition of Lorillard Tobacco Company in 2015 and its related sale of certain cigarette brands to ITG (the “ITG transferred brands”). PM USA continues to dispute how the ITG transferred brands are treated in allocating the NPM Adjustments and profit adjustments under the State Settlement Agreements.
In December 2019, the State of Mississippi filed a motion in Mississippi state court seeking to enforce the Mississippi State Settlement Agreement against PM USA, R.J. Reynolds and ITG concerning the tax rates used in the annual calculation of the net operating profit adjustment payments starting in 2018. In September 2024, PM USA and the State of Mississippi settled their dispute over the profit adjustment payments. Pursuant to the settlement, PM USA paid $7 million to the State of Mississippi for 2018 through 2023. Accordingly, PM USA recorded $5 million of expense to cost of sales and $2 million of interest expense in the third quarter of 2024.
In May 2023, PM USA and R.J. Reynolds filed a motion in the U.S. District Court for the Eastern District of Texas seeking to enforce the Texas State Settlement Agreement against the State of Texas concerning the same tax rate issue raised by the State of Mississippi. The State of Texas filed a cross-motion to enforce, and the court found in favor of the State of Texas. In March 2025, the court issued a final order in the matter, finding that PM USA owes $31 million to the State of Texas, plus pre- and post-judgment interest. PM USA has appealed, and the appeal remains pending.
In July 2024, the State of Minnesota filed a motion in Minnesota state court seeking to enforce the Minnesota State Settlement Agreement against PM USA, R.J. Reynolds and ITG concerning the same tax rate issues raised by the States of Mississippi and Texas. The court found in favor of the State of Minnesota. In October 2025, the court issued an order as to damages, finding that PM USA owes the State of Minnesota $10 million plus pre- and post-judgment interest. PM USA intends to appeal.
E-vapor Product Litigation
We have been named as defendants in federal class action lawsuits, individual lawsuits and “third party” lawsuits relating to JUUL e-vapor products, which include school districts, state and local governments and tribal and healthcare organization lawsuits. We refer to this litigation in the United States collectively as the “Multidistrict Litigation.” The theories of recovery in the Multidistrict Litigation include violation of RICO, fraud, failure to warn, design defect, negligence, public nuisance and unfair trade practices. Plaintiffs seek various remedies, including compensatory and punitive damages, restitution or remediation (for plaintiffs that are government entities) and an injunction prohibiting product sales. We also have been named as defendants in a group of cases pending in a consolidated California state court proceeding.
In May 2023, we reached agreement on terms to resolve the majority of the Multidistrict Litigation lawsuits as well as the majority of the group of cases pending in the consolidated California state court proceeding for $235 million, for which amount we recorded a pre-tax provision in the second quarter of 2023. In March 2024, the court granted final approval of the class action settlement, and we paid the settlement amount in the second quarter of 2024. The settlement applies to all of the Multidistrict Litigation except 11 individual cases that opted out of the settlement, all of the consolidated California cases except nine individual cases that opted out of the settlement and 38 “third party” cases brought by Native American tribes. We separately agreed to settle the cases brought by Native American tribes in July 2024, and these cases have been dismissed. We recorded a pre-tax provision for $20 million in the second quarter of 2024 related to the Native American tribes settlement and paid the settlement amount in October 2024. Neither settlement applies to four class action lawsuits pending in Canada or 17 putative class action antitrust lawsuits. For a description of the antitrust cases not subject to the settlement, see Antitrust Litigation below.
E-vapor Patent Litigation
JUUL Patent Litigation: In May 2023, Fuma International LLC (“Fuma”) filed a lawsuit against Altria and our affiliates Nu Mark LLC (“Nu Mark”), AGDC, ALCS and NJOY in the U.S. District Court for the Eastern District of Virginia asserting claims of patent infringement based on the sale of various Nu Mark and NJOY products, including NJOY ACE, in the United States. In August 2023, we entered into an agreement with Fuma resulting in NJOY’s acquisition of the patents that Fuma asserted in its lawsuit. The parties separately agreed that Fuma would dismiss its patent infringement claims in exchange for $10 million, and such claims were dismissed in August 2023. We recorded a pre-tax provision for $10 million in the third quarter of 2023 related to the agreement and paid such amount to Fuma in August 2023.
In June 2023, JUUL and VMR Products LLC (“VMR”) filed a lawsuit against Altria and our affiliates AGDC, ALCS, NJOY Holdings, Inc. (“NJOY Holdings”) and NJOY in the U.S. District Court for the District of Arizona asserting claims of patent infringement based on the sale of NJOY ACE in the United States. Plaintiffs seek various remedies, including damages and an injunction on sales of NJOY ACE. The lawsuit is currently stayed.
Also in June 2023, the same plaintiffs filed a related action against the same defendants with the ITC. There, the plaintiffs also allege patent infringement, but the remedies sought include an exclusion order that would prohibit the importation of NJOY ACE into the United States. No damages are recoverable in the proceedings before the ITC. In January 2025, following an initial determination by the Administrative Law Judge (“ALJ”), the ITC issued its final determination finding that NJOY ACE infringes the four patents plaintiff asserted and issued an exclusion order and cease-and-desist orders prohibiting the importation and sale of NJOY ACE in the United States. The orders became effective on March 31, 2025. We have appealed the orders to the U.S. Court of Appeals for the Federal Circuit. The orders will remain in effect during the pendency of the appeal.
In November and December 2023 and February 2024, Altria and our affiliates filed petitions with the U.S. Patent Office Patent Trial and Appeal Board (“PTAB”) challenging the validity of the patents underlying JUUL and VMR’s patent infringement claims. In May, June and August 2024, the PTAB denied Altria’s requests to institute review as to four patents (including three of the patents that form the basis of the ITC’s final determination) and, in June 2024, granted Altria’s request to institute review as to one of the patents that forms the basis of the ITC’s final determination. In June 2025, the PTAB issued its decision concluding that the patent it reviewed was valid. We have appealed the PTAB’s decision to the U.S. Court of Appeals for the Federal Circuit.
In August 2023, NJOY filed a complaint against JUUL in the U.S. District Court for the District of Delaware asserting claims of patent infringement based on the sale of certain JUUL e-vapor products, including the currently marketed JUUL device and JUULpods, in the United States. The lawsuit was stayed pending the final determination of an ITC investigation NJOY filed against JUUL in August 2023 (discussed below). In October 2025, after the final determination of the corresponding ITC investigation, NJOY moved to lift the stay, and the court granted the motion. JUUL subsequently moved to re-stay the case.
Also in August 2023, NJOY filed a related action against JUUL with the ITC alleging patent infringement and seeking a ban on the importation and sale of the same JUUL products in the United States. In December 2024, the ALJ issued an initial determination concluding that, while the patents NJOY asserted against JUUL are valid, JUUL products do not infringe the patents. On review, the ITC affirmed the ALJ’s initial determination that the JUUL products do not infringe the asserted patents and terminated the investigation. In May 2025, we appealed the ITC’s final determination to the U.S. Court of Appeals for the Federal Circuit. Subsequently, in July 2025, we voluntarily dismissed the appeal and, in October 2025, moved to lift the stay on NJOY’s lawsuit against JUUL in the U.S. District Court for the District of Delaware (discussed above).
In November 2023, JUUL filed petitions with the PTAB challenging the validity of the patents underlying NJOY’s patent infringement claims. In May 2024, the PTAB agreed to review JUUL’s challenge to both of the NJOY patents asserted against JUUL. In May 2025, the PTAB issued its decision concluding that the patents it reviewed were valid. The deadline to appeal the PTAB’s decision has passed, and JUUL did not appeal.
In August 2025, JUUL filed an additional lawsuit against Altria and our affiliates AGDC, ALCS, NJOY Holdings and NJOY in the U.S. District Court for the District of Arizona asserting claims of patent infringement based on the sale of NJOY Daily in the United States. Plaintiff seeks various remedies, including damages and an injunction on sales of NJOY Daily and any other products NJOY may be developing or preparing for commercialization in the United States that would infringe JUUL’s patent.
Also in August 2025, JUUL filed a related action against the same defendants with the ITC. There, JUUL also alleges patent infringement, but the remedies sought include an exclusion order that would prohibit the importation into the United States of NJOY Daily and any other products NJOY may be developing or preparing for commercialization in the United States that would infringe JUUL’s patent. No damages are recoverable in the proceedings before the ITC. A hearing before the ALJ is scheduled for April 2026, and we expect an initial determination from the ALJ in September 2026, subject to the ALJ’s ability to grant herself an extension. The ALJ’s recommendation will be reviewed by the ITC, and we expect the ITC’s final determination in January 2027, subject to the ITC’s right to grant itself an extension.
In November 2025, Altria, AGDC, ALCS, NJOY Holdings and NJOY sued the ITC and the ALJ in the U.S. District Court for the Eastern District of Virginia, seeking to enjoin the ITC and ALJ from adjudicating JUUL’s action. The lawsuit asserts that Altria and our affiliates are entitled to have JUUL’s claims heard in a federal court and be tried to a jury, and that the ALJ is unconstitutionally appointed and shielded from removal by the President. Altria and our affiliates have moved for summary judgment and a preliminary injunction. Also in November 2025, NJOY Holdings and NJOY filed a petition with PTAB challenging the validity of the patent underlying JUUL’s August 2025 actions.
In September 2025, NJOY filed an additional complaint against JUUL in the U.S. District Court for the District of Delaware asserting claims of patent infringement based on the sale of certain JUUL e-vapor products, including the currently marketed JUUL device and JUULpods, in the United States. Also in September 2025, NJOY, ALCS, and AGDC filed a related action against JUUL with the ITC alleging patent infringement and seeking a ban on the importation and sale of the same JUUL products in the United States. A hearing before the ALJ is scheduled for September 2026, and we expect an initial determination from the ALJ in December 2026, subject to the ALJ’s ability to grant himself an extension. The ALJ’s recommendation will be reviewed by the ITC, and we expect the ITC’s final determination in April 2027, subject to the ITC’s right to grant itself an extension.
R.J. Reynolds Patent Litigation: ALCS filed a lawsuit against R.J. Reynolds in the U.S. District Court for the Middle District of North Carolina alleging patent infringement by R.J. Reynolds’ e-vapor products. In September 2022, a jury awarded ALCS $95 million in damages for past infringement, plus supplemental damages and interest. In January 2023, the court ordered R.J. Reynolds to pay ALCS a 5.25% royalty on future sales of its infringing product resulting in positive net income through the expiration of the relevant patents in 2035. R.J. Reynolds filed a notice of appeal of the judgment to the U.S. Court of Appeals for the Federal Circuit, which affirmed the judgment in December 2024. In August 2025, R.J. Reynolds petitioned the U.S. Supreme Court to review the federal appellate court’s affirmance of the federal district court’s judgment. In October 2025, the U.S. Supreme Court denied R.J. Reynolds’ petition.
In July 2024, R.J. Reynolds moved the district court to vacate the judgment, including the damages awards and ongoing royalties, on the grounds that R.J. Reynolds obtained a sublicense to the asserted patents from JUUL in December 2023. In December 2024, the district court denied the motion as to the damages award and royalties due through December 2023. The district court also found that additional proceedings were warranted on the part of the motion regarding royalties after R.J. Reynolds obtained the sublicense. The district court has set an estimated timeframe to hold an evidentiary hearing for February or March 2026. Any gains related to this lawsuit remain subject to these district court proceedings. Accordingly, they have not yet been determined to be realized or realizable in accordance with GAAP and have not been recognized in our consolidated financial statements.
Antitrust Litigation
In March 2023, we entered into a stock transfer agreement with JUUL pursuant to which, among other things, we transferred to JUUL all of our beneficially owned JUUL equity securities.
As of January 26, 2026, 17 putative class action lawsuits have been filed against Altria and JUUL in the U.S. District Court for the Northern District of California. In November 2020, these lawsuits were consolidated into three complaints (one on behalf of direct purchasers, one on behalf of indirect purchasers and one on behalf of indirect resellers). The consolidated lawsuits, as amended, allege that Altria and JUUL violated Sections 1, 2 and/or 3 of the Sherman Antitrust Act of 1890 and Section 7 of the Clayton Antitrust Act and various state antitrust and consumer protection laws by restraining trade and/or substantially lessening competition in the U.S. closed-system electronic cigarette market. Plaintiffs seek various remedies, including treble damages, attorneys’ fees, a declaration that the agreements between Altria and JUUL are invalid and rescission of the transaction. In February 2024, the court ordered that certain of the direct-purchaser plaintiffs’ claims against JUUL be sent to arbitration pursuant to an arbitration provision in JUUL’s online purchase agreement and dismissed without prejudice the direct-purchaser plaintiffs’ claims for injunctive relief. In April 2025, plaintiffs voluntarily dismissed all monopolization claims and all claims against the Altria defendants under California’s Unfair Competition Law. The trial with respect to the remaining claims in the consolidated lawsuits is set to commence in May 2026.
Federal and State Shareholder Derivative Lawsuits
In October 2022, we agreed to settle a series of federal and state derivative cases brought by Altria shareholders on behalf of themselves and Altria against Altria and certain of our current and former executives and directors and JUUL, its founders and certain of its current and former executives. The cases related to our former investment in JUUL and asserted claims of breach of fiduciary duty by the Altria defendants and aiding and abetting in that alleged breach of fiduciary duty by the remaining defendants.
Under the terms of the settlement, which became effective in May 2023, among other things, we agreed to provide $100 million in funding over a five-year period to underage tobacco prevention and cessation programs, which may include positive youth development programs, led by independent third-party organizations. We began providing funding in the third quarter of 2024. In 2022, we recorded pre-tax provisions totaling $27 million for costs associated with the independent monitoring of our funding commitments and attorneys’ fees. In the first quarter of 2023, we recorded pre-tax provisions totaling approximately $100 million related to the settlement, and in April 2023, paid $15 million to plaintiffs’ escrow account for attorneys’ fees.
Certain Other Tobacco-Related Litigation
“Lights/Ultra Lights” Cases and Other Smoking and Health Class Actions: Plaintiffs have sought certification of their cases as class actions, alleging among other things, that the uses of the terms “Lights” and/or “Ultra Lights” constitute deceptive and unfair trade practices, common law or statutory fraud, unjust enrichment or breach of warranty, and have sought injunctive and equitable relief, including restitution and, in certain cases, punitive damages. These class actions have been brought against PM USA and, in certain instances, Altria or our other subsidiaries, on behalf of individuals who purchased and consumed various brands of cigarettes. Defenses raised in these cases include lack of misrepresentation, lack of causation, injury and damages, the statute of limitations, non-liability under state statutory provisions exempting conduct that complies with federal regulatory directives, and the First Amendment. Twenty-one state courts in 23 “Lights” cases have refused to certify class actions, dismissed class action allegations, reversed prior class certification decisions or have entered judgment in favor of PM USA. As of January 26, 2026, two “Lights/Ultra Lights” class actions are pending in U.S. state courts. Neither case is active.
As of January 26, 2026, one smoking and health case alleging personal injury or seeking court-supervised programs or an ongoing medical monitoring program on behalf of individuals exposed to ETS and purporting to be brought on behalf of a class of individual plaintiffs, is pending in a U.S. state court. The case is currently inactive.
Environmental Regulation
Altria and our former subsidiaries are subject to various federal, state and local laws and regulations concerning the discharge of materials into the environment, or otherwise related to environmental protection, including, in the United States: the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act (commonly known as “Superfund”), which can impose joint and several liability on each responsible party. Altria and our former subsidiaries are involved in several cost recovery/contribution cases subjecting them to potential costs of remediation and natural resource damages under Superfund or other laws and regulations. We expect to continue to make capital and other expenditures in connection with environmental laws and regulations.
We provide for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change. Other than those amounts, it is not possible to reasonably estimate the cost of any environmental remediation and compliance efforts that we may undertake in the future. In the opinion of our management, however, compliance with environmental laws and regulations, including the payment of any remediation costs or damages and the making of related expenditures, has not had a material adverse effect on our consolidated results of operations, capital expenditures, financial position or cash flows.
Guarantees and Other Similar Matters
In the ordinary course of business, we have agreed to indemnify a limited number of third parties in the event of future litigation. At December 31, 2025, we (i) had $43 million of unused letters of credit obtained in the ordinary course of business and (ii) were contingently liable for guarantees related to our own performance. In addition, from time to time, we issue lines of credit to affiliated entities. These items have not had, and are not expected to have, a significant impact on our liquidity.
Under the terms of a distribution agreement between Altria and PMI (“Distribution Agreement”), entered into as a result of our 2008 spin-off of our former subsidiary PMI, liabilities concerning tobacco products will be allocated based in substantial part on the manufacturer. PMI will indemnify Altria and PM USA for liabilities related to tobacco products manufactured by PMI or contract manufactured for PMI by PM USA, and PM USA will indemnify PMI for liabilities related to tobacco products manufactured by PM USA, excluding tobacco products contract manufactured for PMI. We do not have a related liability recorded on our consolidated balance sheet at December 31, 2025 as the fair value of this indemnification is insignificant.
As part of our supplier financing program, Altria guarantees the financial obligations of ALCS under the financing program agreement. For further discussion of our supplier financing program, see Note 2. Summary of Significant Accounting Policies - Supplier Financing.
PM USA guarantees our obligations under our outstanding debt securities, any borrowings under our $3.0 billion Credit Agreement and any amounts outstanding under our commercial paper program.